Exhibit 10.2

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 17, 2018

among

PETIQ, LLC,
as a Borrower and as Borrower Representative,

The Other Credit Parties Party Hereto,

EAST WEST BANK and the other Lenders Party Hereto,

and

East West Bank,

as Administrative Agent, L/C Issuer and Swingline Lender

(continued)

(continued)

(continued)

(continued)

SCHEDULES

Schedule 2.01	Commitments and Applicable Percentages
Schedule 5.07	Litigation
Schedule 5.17	Subsidiaries
Schedule 5.20	Labor Contracts
Schedule 7.01	Existing Investments
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Liens
Schedule 7.06	Sale-Leasebacks
Schedule 7.08	Transactions with Affiliates
Schedule 10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Loan Advance Request
Exhibit B	Form of Eurodollar Loan Continuation Certificate
Exhibit C	Form of Revolving Credit Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Prepayment Notice
Exhibit H	Form of U.S. Tax Compliance Certificates
Exhibit I	Form of Secured Party Designation Notice

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of January 17, 2018 among:

(a)        PETIQ, LLC, an Idaho limited liability company (“PETIQ”), as a Borrower (as defined below) and as the Borrower Representative (as defined in Section 2.19) for the other Borrowers party hereto;

(b)       TRUE SCIENCE HOLDINGS, LLC, a Florida limited liability company (“True Science”), TRURX LLC, an Idaho limited liability company, (“TruRx”), TRU PRODIGY, LLC, a Texas limited liability company (“Tru Prodigy”), COMMUNITY VETERINARY CLINICS LLC, a Delaware limited liability company (“CVC”), PET SERVICE OPERATING, LLC, a Delaware limited liability company (“Pet Service”), PAWSPLUS MANAGEMENT, LLC, a Delaware limited liability company (“Pawsplus”), VIP PETCARE, LLC, a California limited liability company (“VIP”), and COMMUNITY CLINICS, INC., a California corporation (“Community Clinics”) (PETIQ, True Science, TruRx, Tru Prodigy, CVC, Pet Service, Pawsplus, VIP and Community Clinics each, individually, a “Borrower” and collectively, the “Borrowers”);

(c)        the other Credit Parties party hereto;

(d)        EAST WEST BANK and each other Lender from time to time party hereto; and

(e)        EAST WEST BANK, as Administrative Agent, L/C Issuer and Swingline Lender.

WHEREAS, PETIQ, True Science, TruRx and True Prodigy (collectively, the “Existing Borrowers”) are parties to a Credit Agreement dated as of December 21, 2016, as amended (collectively, the “Existing Credit Agreement”) with East West Bank in its capacities as the sole Lender thereunder, Administrative Agent, L/C Issuer and Swingline Lender, pursuant to which East West Bank provides a revolving credit facility (including sub-facilities for letters of credit and automated clearinghouse payments) to the Existing Borrowers; and

WHEREAS, PETIQ proposes: (a) to make the VIP Petcare Acquisition, pursuant to which PETIQ direct or indirectly will acquire all of the Capital Stock of CVC, Pet Service, Pawsplus, VIP and Community Clinics (collectively, the “Target Companies”); (b) to incur the Term Loan and grant Liens on substantially all of its assets in favor of the Term Loan Representative as security for the Term Loan; and (c) to cause the other Existing Borrowers and the Target Companies to guarantee the Term Loan and to grant Liens on substantially all of their respective assets in favor of the Term Loan Representative as security for their respective guaranties.

WHEREAS, the parties hereto desire to enter into this Agreement, which shall: (a) permit PETIQ to consummate the VIP Petcare Acquisition, to incur the Term Loan, and to grant Liens on its assets in favor of the Term Loan Representative to secure the Term Loan; (b) permit the other Existing Borrowers to guarantee the Term Loan and to secure their respective guaranties of the Term Loan by granting a Lien on their assets in favor of the Term Loan Representative; (c) allow the Target Companies to become co-Borrowers with the Existing Borrowers; and (d) permit the Target Companies to guarantee the Term Loan and to secure their respective guaranties of the Term Loan by granting a Lien on their assets in favor of the Term Loan Representative.

WHEREAS, this Agreement shall amend, restate, replace and supersede (but shall not cause a novation of) the Existing Credit Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01      Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Contingent Note” means that certain 2018 Contingent Note, dated the date hereof, among PetIQ, LLC, as issuer and VIP Petcare Holdings, Inc., as holder, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof and the Seller Notes Subordination Agreement.

“2019 Contingent Note” means that certain 2019 Contingent Note, dated the date hereof, among PetIQ, LLC, as issuer and VIP Petcare Holdings, Inc., as holder, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof and the Seller Notes Subordination Agreement.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Term Loan Intercreditor Agreement.

“Acquisition” means a transaction or series of transactions resulting in (a) the acquisition of a business, division or substantially all assets of a Person; (b) the record or beneficial ownership of 50% or more of the Capital Stock of a Person; or (c) a merger, consolidation or combination of any Credit Party or any its Subsidiaries with another Person.

“Act” has the meaning specified in Section 10.15.

“Administrative Agent” means East West Bank, acting as administrative agent for the Secured Parties, or any successor administrative agent appointed in accordance with this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Account Agreement” means any account control agreement, lockbox control agreement, blocked account agreement or other similar agreement entered into by a Credit Party, the Administrative Agent and the applicable financial institution, in form and substance reasonably satisfactory to the Administrative Agent and establishing “control” of the relevant deposit account (within the meaning of Section 9-104 of the UCC) in favor of the Administrative Agent.

“Aggregate Commitments” means the aggregate commitments of the Lenders with respect to the Revolving Credit Facility.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amendment Effective Date” means the date of this Agreement.

“Amendment Effective Date Material Adverse Effect” means a “Material Adverse Effect” as defined in the VIP Petcare Acquisition Agreement as of January 5, 2018.

“Amendment Effective Date Transactions” means, collectively,

(a)        the VIP Petcare Acquisition,

(b)        the consummation of this Agreement and the Borrowing of any Revolving Credit Loans thereunder; and

(c)        the consummation of the Term Credit Agreement and the Borrowing of the Initial Term Loans thereunder (and as defined therein).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means (a) with respect to Revolving Credit Loans that are Base Rate Loans, 0.00% and (b) with respect to Revolving Credit Loans that are Eurodollar Rate Loans, 2.50%.

“Applicable Percentage” means with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time; and if the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans, the obligation of the L/C Issuer to make L/C Credit Extensions, and the obligation of the Swingline Lender to make Swingline Loans have been terminated pursuant to Section 8.02 or if the Revolving Credit Facility has expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Revolving Credit Lender most recently in effect, giving effect to any assignments permitted hereby that are subsequent to such termination or expiration. The Applicable Percentage of each Lender on the Amendment Effective Date is set forth opposite the name of such Lender on Schedule 2.01  or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraiser” means an appraisal firm reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auditor” shall mean KPMG, LLP, or any other nationally recognized independent certified public accounting firm as shall be retained by Borrowers.

“Available Amount” means, as of any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)        an amount equal to $5,000,000; plus

(b)        the Cumulative Retained Excess Cash Flow Amount; plus

(c)        the cumulative amount of Net Issuance Proceeds Not Otherwise Applied from issuances of Qualified Capital Stock received by PETIQ after the Amendment Effective Date and prior to such date; plus

(d)        (i) the aggregate amount of proceeds received by PETIQ in cash or Cash Equivalents after the Amendment Effective Date from the sale or other disposition of any Investment to the extent not required to be (A) used to prepay the Obligations (as defined in the Term Credit Agreement) or (B) reinvested, plus (ii) returns, profits, distributions and similar amounts received in cash or Cash Equivalents after the Amendment Effective Date to the extent not included or includable in Consolidated EBITDA or the Cumulative Retained Excess Cash Flow Amount, in each instance in (i) and (ii), on or in respect of Investments to the extent such Investment was originally funded with and in reliance on the Available Amount (but, in the aggregate for clauses (i) and (ii), not in excess of the original amount of the Available Amount used to fund such Investment); minus

(e)        any amount of the Available Amount used to make Investments pursuant to Section 7.01(j) after the Amendment Effective Date and prior to such time; minus

(f)        any amount of the Available Amount use to make Restricted Payments pursuant to Section 7.04(a)(viii) after the Amendment Effective Date and prior to such time; minus

(g)        any amount of the Available Amount used to prepay Junior Indebtedness pursuant to Section 7.04(b)(v) after the Amendment Effective Date and prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereinafter in effect and any successors to such statutes.

“Base Rate” means for any day a fluctuating rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Any change in the Base Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based upon the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Representative” means PETIQ in its capacity as borrower agent pursuant to Section 2.19.

“Borrowing” means a Revolving Credit Borrowing or a Swingline Loan Borrowing, as the context may require.

“Borrowing Base” means, as of any date of determination by the Administrative Agent from time to time, an amount in Dollars equal to the sum of:

(a)       up to 85% of the Net Orderly Liquidation Value of the Cost of Eligible On-Hand Finished Goods Inventory at such date; plus

(b)       up to 85% of the Net Orderly Liquidation Value of the Cost of Eligible In-Transit Finished Goods Inventory at such date; plus

(c)       up to 85% of the book value of Eligible Receivables; minus

(d)       any Reserves established by the Administrative Agent from time to time in its Permitted Discretion in accordance with this Agreement.

Unless otherwise consented to in writing by the Administrative Agent, assets acquired pursuant to the VIP Petcare Acquisition or any Permitted Acquisition shall not constitute assets eligible for inclusion in the Borrowing Base prior to completion of, as applicable, a collateral audit, an inventory count, or, if requested by the Administrative Agent in its Permitted Discretion, an Inventory appraisal (which such audit, Inventory count or Inventory appraisal shall not be included in calculating the limitations thereupon set forth in Sections 6.10 and 6.16) with respect to such assets, and other due diligence acceptable to the Administrative Agent.

“Borrowing Base Certificate” means the certificate in substantially the form of Exhibit F hereto or in such other form reasonably acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower Representative and delivered to the Administrative Agent and the Lenders pursuant to Sections 4.01(d) and 6.04(d) hereof.

“Breakage Costs” has the meaning specified in Section 3.05.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to the calculation of the Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“CAP Supply Agreement” means that certain Exclusive Distribution and Supply Agreement, dated as of August 22, 2014 between CAP Supply, Inc., a Delaware corporation, and PETIQ, LLC (f/k/a/ True Science Holdings, LLC), an Idaho limited liability company.

“Capital Expenditures” means, with respect to the Credit Parties and their Restricted Subsidiaries, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by the Credit Parties and their Restricted Subsidiaries during any measuring period for any fixed or capital assets or improvements or for replacements, substitutions or additions thereto that are required to be capitalized and shown on the balance sheet of the Credit Parties and their Restricted Subsidiaries in accordance with GAAP.

“Capital Stock” means any and all shares, limited liability company interests, partnership interests, other interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” means leases under which any Credit Party is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by a Credit Party:

(a)        marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof;

(b)        commercial paper maturing no more than 270 days from the date of creation thereof and having the highest or next highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. determined at the time of investment;

(c)        certificates of deposit, banker’s acceptances and time deposits maturing no more than 180 days from the date of creation thereof issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, (i) any Lender or (ii) any commercial bank, that at the time of investment, (x) has combined capital, surplus and undivided profits of not less than $500,000,000, (y) a senior unsecured rating of “A” or better by a nationally recognized rating agency and (z) is organized under the laws of the United States of America, any state thereof or is the principal banking subsidiary of a bank holding company organized under the laws of the United States or any state thereof;

(d)        money market mutual funds that invest solely in one or more of the investments described in clauses (a) through (c) above.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer, the Swingline Lender or the Revolving

Credit Lenders, as collateral for L/C Obligations, the Swingline Loans, the Obligations, or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations or to make Revolving Credit Loans to repay outstanding Swingline Loans, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts reasonably satisfactory to the Administrative Agent, the L/C Issuer, or the Swingline Lender, or (c) if the Administrative Agent, the L/C Issuer or the Swingline Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer or the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide Cash Management Products or Services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, at the time it enters into a Cash Management Agreement with a Credit Party or any Subsidiary, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Cash Management Obligations” means, as of any date of determination, the aggregate outstanding obligations of Borrowers to Cash Management Banks pursuant to Cash Management Agreements, provided that Cash Management Obligations (i) may not exceed $5,000,000 at any time and (ii) with respect to the obligations pursuant to Cash Management Agreements described in clause (ii) of the definition thereof, such Cash Management Obligations shall not exceed in the aggregate $500,000 out of the $5,000,000 aggregate cap amount at any time; for the avoidance of doubt, the $500,000 sublimit provided herein is a part of, and not in addition to, the overall $5,000,000 aggregate limit.

“Cash Management Products or Services” means (i) treasury or cash management services, including deposit accounts, overnight draft, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and/or (ii) credit cards, debit cards, p-cards (including purchasing cards and commercial cards), reporting and trade finance services and other cash management services.

“Casualty Event” means, with respect to any property (including any interest in property) of any Credit Party, any loss of, damage to, or condemnation or other taking of, such property for which any Credit Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“CFC” means any direct or indirect Subsidiary of the Borrower that is not a U.S. Person and that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any direct or indirect Subsidiary of the Borrower that is a U.S. Person and that has no material assets other than equity (or equity and debt (including any debt instrument treated as equity for U.S. federal income tax purposes)) of one or more direct or indirect Subsidiaries of the Borrower that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)        an event or series of events by which any Person or two or more Persons acting in concert (other than the Sponsors and any Person acting in the capacity of an underwriter in connection with a public offering of Capital Stock of Parent) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Credit Party, or control over the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(b)        Parent shall cease to directly or indirectly own and control legally and beneficially 100% of the Capital Stock of the Borrowers (free and clear of all Liens other than Liens in favor of the Administrative Agent granted under the Security Documents and Liens in favor of the Term Loan Representative granted under the Term Loan Documents).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, rights and interests of the Credit Parties that are or are intended to be subject to the Liens created by the Security Documents.

“Collection Account” has the meaning specified in Section 6.17(a).

“Commitment” means the Revolving Credit Commitments.

“Competitor” means a company engaged in the manufacture or distribution of over-the-counter and prescription pet medication, pet-health, pet treats and pet food related products.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning specified in Section 6.17(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to Parent and its Restricted Subsidiaries (other than the Mark and Chappell Entities), on a consolidated basis, as of any date of determination for any period of determination, without duplication, an amount equal to:

(a)        Consolidated Net Income for such period; plus

(b)        the sum of, without duplication, of the following, in each case, to the extent deducted in the calculation of Consolidated Net Income for such period

(i)        any provision for income taxes,

(ii)       Consolidated Interest Expense,

(iii)      depreciation and amortization, in each case to the extent included in the calculation of Consolidated Net Income for such period;

(iv)      other one-time, non-recurring and non-cash expenses or losses that have been deducted in determining Consolidated Net Income disclosed in writing to, and deemed acceptable by, the Administrative Agent;

(v)       costs and expenses incurred in connection with the Amendment Effective Date Transactions in an aggregate amount not in excess of $10,000,000; plus

(vi)      costs and expenses incurred in connection with the initial public offering of PetIQ, Inc. in an amount not in excess of $2,700,000;

(vii)     Pre-Opening Expenses in an amount not to exceed 10% of Consolidated EBITDA for such period prior to giving effect to this clause (vii);

(viii)    non-cash compensation expenses and other non-cash expenses or charges arising from the granting of stock options, stock appreciation right or similar arrangements;

(ix)      non-recurring legal expenses for litigation matters in an amount not to exceed $200,000 for any period of four consecutive Fiscal Quarters;

(x)       fees and expenses paid to members of the board of directors of Parent (or any direct or indirect parent company of Parent) in an amount not to exceed $250,000 for any period of four consecutive Fiscal Quarters; minus

(c)        the sum of, without duplication, (i) income tax credits and cash refunds actually received and (ii) any non-cash gains that have been added in determining Consolidated Net Income, in each case to the extent included in the calculation of Consolidated Net Income for such period;

provided, Consolidated EBITDA for Community Veterinary Clinics LLC and its Restricted Subsidiaries for the fiscal quarters ending March 31, 2017, June 30, 2017 and September 30, 2017 shall be deemed to be $6,484,101, $7,518,374 and $2,069,965, respectively.

“Consolidated Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA for the Reference Period most recently ended at such date of determination, minus (ii) the aggregate amount of all Unfinanced Capital Expenditures during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all federal, state, local and foreign income taxes for such period to (b) the sum of (i) the aggregate amount of Consolidated Interest Expense paid or payable in cash for such period and (ii) the aggregate amount of all regularly scheduled payments of principal of Indebtedness for borrowed money during such period paid or required to be paid by the Credit Parties, but not including any principal payments in respect of the Revolving Credit Loans hereunder or any other revolving credit facility unless such payment of the Revolving Credit Loans or under such revolving credit facility, as applicable, results in a permanent reduction thereunder.

“Consolidated Interest Expense” means, as of any date of determination for any period of determination, for Parent and its Restricted Subsidiaries on a consolidated basis (other than the Mark and Chappell Entities), the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, at any date of determination for any period of determination, the net income (or loss) of the Parent and its Restricted Subsidiaries on a consolidated basis (other than the Mark and Chappell Entities) for such period, but excluding (a) extraordinary gains and extraordinary losses (but, for the avoidance of doubt, such exclusions shall not include extraordinary losses on account of write-offs or write-downs of Inventory or Receivables) for such period and (b) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Governing Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such period and is not actually distributed during such period to a Credit Party.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means, with respect to any Eligible On-Hand Finished Goods Inventory, Eligible In-Transit Finished Goods Inventory or Eligible Raw Materials Inventory, standard cost as reported on the Borrowers’ stock ledger from time to time based upon the Borrowers’ accounting practices as in effect on the Amendment Effective Date.

“Credit Extension” means each of the following:  (a) a Borrowing; and (b) an L/C Credit Extension.

“Credit Parties” means the Borrowers and the Guarantors.

“Cumulative Retained Excess Cash Flow Amount” has the meaning specified in the Term Credit Agreement.

“Customer Agreement” shall mean the supplier agreements with Wal-Mart and Sam’s Club.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate or rate equal to the interest rate or rate otherwise applicable thereto plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied and the Required Lenders have not advised the Administrative Agent that such condition has been met, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) and the Required Lenders have not advised the Administrative Agent that such condition has been met, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a)        requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock),

(b)        matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or

(c)        is or becomes convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock,

in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the latest maturity date of the Term Loans at the time of issuance of such Capital Stock; provided,  however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent, Borrowers or their Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by a Credit Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” has the meaning specified in the proviso to Section 10.01(g).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Early Revolving Credit Facility Termination Fee” means an early termination fee that the Borrowers shall pay to the Revolving Credit Lenders concurrently with the reduction or termination of Revolving Credit Commitments and related payment of Revolving Credit Loans prior to the Maturity Date of the Revolving Credit Facility, whether as a result of acceleration, whether voluntary or mandatory or otherwise, in an amount equal to (a) 0.50% of the principal amount of the Revolving Credit Commitments reduced or terminated and the related payment of Revolving Credit Loans to the extent such reduction or termination occurs on or before the one-year anniversary of the Amendment Effective Date and (b) 0.25% of the principal amount of the Revolving Credit Commitments reduced or terminated and the related payment of Revolving Credit Loans to the extent such payment, reduction or termination occurs after the one-year anniversary of the Amendment Effective Date; provided, that such payment shall be accompanied by a commensurate permanent reduction or termination of the Revolving Credit Facility and provided,  further, that no such fee shall be due in the event the Revolving Credit Facility is refinanced in full with East West Bank or an Affiliate thereof.

“East West Bank” means East West Bank, a California banking corporation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Medium” means the electronic medium through which notices and other communications are sent (including e-mail) pursuant to procedures approved by the Administrative Agent and otherwise in accordance with Section 10.02(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Inventory” means, with respect to the Borrowers, Inventory held for sale in the ordinary course of business and owned by the Borrowers, which are reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent, subject to adjustment from time to time as set forth in Section 2.20.  Without limiting the generality of the foregoing but subject to adjustment from time to time as set forth in Section 2.20, no Inventory shall be Eligible Inventory if:

(a)        it is not Inventory that, in the Administrative Agent’s Permitted Discretion, is readily marketable in its current form;

(b)        it is not in good and saleable condition;

(c)        it is used, vintage, imperfects, damaged, defective, shopworn, “seconds,” returned, marked for return, subject to recall, sub-assembly categories, damage locations, not found, in production, or unmerchantable;

(d)        it consists of supplies, packing materials, shipping materials, spare parts, samples, labels, bags, hangers, custom items, tooling, replacement parts, display items, trim labels, cuttings, bill and hold goods or work-in-process;

(e)        it is located at any site if the aggregate book value of Inventory at such location is less than $100,000;

(f)        it does not meet all standards imposed by any governmental agency or authority, including, without limitation, the Fair Labor Standards Act;

(g)        it consists of Hazardous Materials or Inventory that can be transported or sold only with licenses that are not readily available;

(h)        it does not conform in all respects to the representations and warranties set forth in the Loan Documents (including the representations and warranties with respect to insurance contained in Section 5.11);

(i)         it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien (including, without limitation, (i) the rights of a purchaser that has made progress payments, (ii) the rights of a surety that has issued a bond to assure a Borrower’s performance with respect to that Inventory and (iii) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods);

(j)         it is not located in the United States of America;

(k)        it is held on consignment, subject to a bailment or lease, or not otherwise owned by a Borrower;

(l)         it has been shipped to a customer, regardless of whether such shipment is on a consignment basis;

(m)       it is to be returned to the vendor or marked for return to the vendor;

(n)        it is located on (x) an owned premises subject to a mortgage or deed of trust in favor of a Person other than the Administrative Agent, (y) a leased premises or (z) in the possession or control of a warehouseman, processor third party, repairman, mechanic, shipper, freight forwarder, customs broker, or other third-party, unless the mortgagee, trustee or beneficiary, lessor or such Person has delivered a Lien Waiver, or an appropriate Rent and Charges Reserve has been established;

(o)        it is subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for any sale or disposition (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies), unless the inclusion of such Inventory is consented to in writing by the Administrative Agent and subject to any Reserves as the Administrative Agent may establish in its Permitted Discretion;

(p)        it is expiring or has an expiry date within the next six months;

(q)        the salability of such Inventory is subject to a license agreement that has expired, terminated or otherwise ceased to be in full force and effect; or

(r)        it is otherwise determined to be unacceptable by the Administrative Agent in its Permitted Discretion.

“Eligible In-Transit Finished Goods Inventory” means Eligible Inventory (but, for the purposes of this definition, without giving effect to clauses (e) and (n) of the definition thereof) constituting finished goods to be sold by a Borrower in the ordinary course of business but at the time of determination is in transit (i) between a domestic distribution center, warehouse, shipping center, plant, factory, or other similar location of the Borrowers and another such domestic location of the Borrowers or (ii) from a veterinary facility to a domestic distribution center, warehouse, shipping center, plant, factory, or other similar location of the Borrowers and, for the avoidance of doubt, in all cases shall exclude all Eligible On-Hand Finished Goods Inventory and any Eligible Inventory not located in the continental United States, provided, that no Eligible Inventory shall be Eligible In-Transit Finished Goods Inventory unless it (i) has been in-transit for less than 30 days and (ii) has been fully paid for at the time of shipment to or by any Borrower.

“Eligible On-Hand Finished Goods Inventory” means Eligible Inventory constituting of finished goods to be sold by a Borrower in the ordinary course of business, which at the time of determination is located at a warehouse, distribution center, factory or plant, and which, for the voidance of doubt, shall exclude all Eligible In-Transit Finished Goods Inventory.

“Eligible Raw Materials Inventory” means raw materials used or consumed by a Borrower in the ordinary course of business in the manufacture or production of other Inventory that (a) do not meet any of the exclusionary criteria set forth in clauses (a) through (o) of the definition of “Eligible Inventory,” as the same may be applicable to raw materials and excluding all Eligible On-Hand Finished Goods Inventory and Eligible In-Transit Finished Goods Inventory and (b) the Administrative Agent has deemed acceptable in its Permitted Discretion.

“Eligible Receivables” means the aggregate of the unpaid portions of Receivables of the Borrowers arising in the ordinary course of business from the sale of the Borrowers’ Inventory which are reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent, subject to adjustment from time to time as set forth in Section 2.20.  Without limiting the generality of the foregoing but subject to adjustment from time to time as set forth in Section 2.20, no Receivable shall be an Eligible Receivable if:

(a)        it arises out of a sale made by any Borrower to any Affiliate of any Borrower or to a Person Controlled by an Affiliate of any Borrower;

(b)        it is unpaid for more than sixty (60) days after the original due date or ninety (90) days past the original invoice date;

(c)        to the extent any such Receivables, together with all other Receivables owing by an account debtor and its Affiliates as of any date of determination, exceeds the following percentage of all Eligible Receivables:

(i)      70% measured on a combined basis for Wal-Mart and Sam’s Club, notwithstanding their Affiliate relationship, provided, that in the event of new product introductions, if approved by the Administrative Agent in writing in its sole discretion and in any event for a period of not more than 60 days, such allowable combined percentage shall be 80%; and

(ii)     20% for all other account debtors;

(d)        25% or more of all Receivables owing by the account debtor therefor are not Eligible Receivables;

(e)        to the extent any Borrower thereof is liable for goods sold or services rendered by the applicable account debtor to such Borrower thereof but only to the extent of the potential offset;

(f)        any Borrower has made any agreement with the account debtor for any deduction therefrom (but ineligibility shall be limited to the amount of such deduction), except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Receivable;

(g)        the account debtor is also the applicable Borrower’s creditor or supplier, or the account debtor has disputed liability with respect to such Receivable, or the account debtor has made any claim or defense with respect to any other Receivable due from such account debtor to such Borrower or such Subsidiary, or the Receivable otherwise is or may become subject to any credit, contra, reversal, return or setoff by the account debtor; in each case, the Receivable to be ineligible to the extent of such credit, contra, reversal, return, dispute, claim, defense or setoff;

(h)        there is any adjustment or commissions payable to third parties that are adjustments to such Receivable but only to the extent of such amount;

(i)         any material covenant, representation or warranty contained in any Customer Agreement with respect to such Receivable has been breached by the applicable Borrower;

(j)         the account debtor has commenced a voluntary case under any Debtor Relief Law, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under any Debtor Relief Law, or any other petition or other application for relief under any Debtor Relief Law has been filed against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(k)        it arises from a sale to an account debtor outside the United States or Canada or is payable in any currency other than Dollars;

(l)         with respect to which an invoice in the form used by a Borrower in the ordinary course of business or such other form reasonably acceptable to the Administrative Agent has not been sent to the applicable account debtor;

(m)       it arises from a sale to the account debtor on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis;

(n)        (i) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process, or (ii) if the Receivable represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the account debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(o)        it arises with respect to goods that are delivered on a cash-on-delivery basis, cash-in-advance basis or prepaid basis;

(p)        the account debtor is the United States of America, any state, county or municipality located therein, or, in each case, any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Receivable to the Administrative Agent, in a manner satisfactory to the Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended);

(q)        it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien;

(r)        the goods giving rise to such Receivable have not been delivered to and accepted by the account debtor or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the account debtor or the Receivable otherwise does not represent a final sale;

(s)        the Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(t)         it is otherwise determined to be unacceptable by the Administrative Agent in its Permitted Discretion.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems and including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986 (“SARA”).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Credit Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning as defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum determined by the Administrative Agent to be the rate for deposits in Dollars for a period approximately equal to such Interest Period and in an amount approximately equal to the principal amount of such Eurodollar Rate Loan which appears on the Bloomberg Screen TMM Page under the heading “LIBOR Fix” as of 11:00 a.m. (London time) on the second Business Day prior to the first day of such Interest Period (adjusted for any and all assessments, surcharges and reserve requirements).  If such interest rate shall cease to be available from the above-described Bloomberg report, the Eurodollar Rate shall be determined from such financial reporting service as the Administrative Agent shall reasonably determine and use with respect to its other loan facilities for which interest is determined based on the London interbank offered rate.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest based upon the Eurodollar Rate.

“Eurodollar Rate Loan Continuation Certificate” means a certificate substantially in the form of Exhibit B.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” has the meaning specified in the Term Credit Agreement.

“Excluded Accounts” means any (a) deposit account or securities account specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s salaried employees, which accounts are funded only in the ordinary course of business and not in excess of any amounts necessary to fulfill payroll obligations that are then currently owing or (b) pension fund accounts, 401(k) accounts and trust accounts.

“Excluded Hedge Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation.  If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means any Subsidiary

(a)        that is a CFC,

(b)        that is a direct or indirect Subsidiary of a CFC,

(c)        that is a CFC Holding Company,

(d)        that is an Immaterial Subsidiary,

(e)        that is an Unrestricted Subsidiary,

(f)        prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition and only so long as such restriction is continuing), in each case, from Guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization to provide a Guarantee has been received, or for which the provision of a Guarantee would result in a material adverse tax consequence to Parent, the Borrower or their Restricted Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent,

(g)        acquired pursuant to a Permitted Acquisition or similar investment financed with Indebtedness permitted to be assumed pursuant to Section 7.02 hereof (and not incurred in contemplation of such Permitted Acquisitions or Investment) and any Restricted Subsidiary thereof that Guarantees such assumed Indebtedness, in each case, and so long as, such Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor (so long as such prohibition is not created in contemplation of such acquisition and only for so long as such prohibition exists),

(h)        that is a Mark and Chappell Entity and

(i)         that is any other Restricted Subsidiary that the Borrower and the Administrative Agent reasonably agree that the cost of providing a Guarantee of the Obligations is excessive in relation to the value afforded thereby.

Notwithstanding the foregoing, no Subsidiary shall be considered an “Excluded Subsidiary” unless such Subsidiary is also excluded or otherwise does not provide a guarantee with respect to any Indebtedness or other obligations under the Term Credit Agreement, the Term Loan Documents or any other Permitted Refinancing thereof.

 “Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient,

(a)        Taxes imposed on or measured by net income (however denominated), franchise Taxes, excise Taxes or similar Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)        in the case of a Lender or any other Recipient of a payment hereunder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient on the date such Recipient becomes a party to this Agreement or of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office,

(c)        Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and

(d)        any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Affiliate Transactions” has the meaning assigned in Section 7.08.

“Existing Credit Agreement” has the meaning assigned in the Recitals to this Agreement.

“Existing Lenders”  has the meaning assigned in the Recitals to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to major financial institutions reasonably acceptable to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated as of the Amendment Effective Date by and between the Borrowers and the Administrative Agent.

“Financial Officer” means, with respect to any Person, its chief financial officer, treasurer or controller or other officer acceptable to the Administrative Agent, provided, that with respect to the Borrowers this shall mean John Newland, Jeff Caywood or April McAvoy in their respective capacities as chief financial officer, treasurer and controller, respectively, or, in the event they shall no longer serve in such capacities at any time, such replacement therefor that is acceptable to the Administrative Agent.

“First Lien Net Leverage Ratio” shall mean the ratio, as of any date of determination, of

(a)        Total Indebtedness as of such date secured by a first-lien on property of Parent, the Borrowers or their Restricted Subsidiaries (including, for the avoidance of doubt, the Term Loan Facility, any secured letters of credit and Indebtedness under this Agreement) minus Unrestricted Cash in an amount not to exceed $5,000,000 to

(b)        Consolidated EBITDA for the twelve-month period ended as of such date.

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter”  means each period of three months commencing on the first day of each of January, April, July and October.

“Fiscal Year” means the respective fiscal years of the Borrowers and their Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Documents” means, with respect to any Person, its certificate or articles of incorporation, certificate of change of name (if any), certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, memorandum and articles of association, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantees” means, collectively, (a) the Amended and Restated Guaranty dated as of the Amendment Effective Date among the Guarantors in favor of the Administrative Agent and (b) any other guaranty in form and substance reasonably satisfactory to the Administrative Agent and executed by any Guarantor in favor of the Administrative Agent and the other Secured Parties in respect of the Obligations.

“Guarantors” means Parent, the Borrowers and each wholly owned Restricted Subsidiary (other than an Excluded Subsidiary) which has guaranteed the Obligations.

“Guaranty Promissory Note” means that certain Guaranty Promissory Note, dated the date hereof, among PetIQ, LLC, as issuer and VIP Petcare Holdings, Inc., as holder, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof and the Seller Notes Subordination Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Banks” means, any Person that, at the time it enters into a Swap Contract permitted hereunder, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in its capacity as a party to such Swap Contract.

“Hedge Obligations” means, as of any date of determination, the aggregate outstanding obligations of the Credit Parties pursuant to Swap Contracts.

 “Honor Date” has the meaning set forth in Section 2.03(c).

“Immaterial Subsidiary” means any Restricted Subsidiary of Parent or any Borrower as to which, as of the relevant date of determination (a) the consolidated total assets of such Restricted Subsidiary and its Subsidiaries (on a consolidated basis and after giving effect to intercompany eliminations) and all other Immaterial Subsidiaries as of such date (and their respective Subsidiaries (on a consolidated basis and after giving effect to intercompany eliminations) does not exceed an amount equal to 2.5% of the consolidated total assets (after giving effect to intercompany eliminations) of Parent, the Borrowers and their Restricted Subsidiaries as of the last day of the most recently ended Fiscal Quarter and (b) the revenues of such Restricted Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) for such Fiscal Quarter and all other Immaterial Subsidiaries as of such date (on a consolidated basis and after giving effect to intercompany eliminations) for such Fiscal Quarter do not exceed an amount equal to 2.5% of consolidated revenues (after giving effect to intercompany eliminations) of Parent, the Borrowers and their Restricted Subsidiaries for such Fiscal Quarter, unless in either case, the Borrowers shall have designated that such Restricted Subsidiary shall not be an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the original date on which such trade account payable was due);

(d)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)        Capitalized Leases and Synthetic Lease Obligations;

(f)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g)        all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payments hereunder or any other Loan Documents and (b) to the extent not otherwise described in clause (a) herein, Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning specified in Section 5.06.

“Intercompany Note” means a promissory note in form and substance satisfactory to the Administrative Agent evidencing intercompany Indebtedness between and among the Credit Parties, subject to the terms of a Subordination Agreement.

 “Interest Payment Date” means, as applicable, (a) as to any Revolving Credit Loan that is a Base Rate Loan or any Swingline Loan, the first Business Day of each calendar month and the Maturity Date and (b) as to any Revolving Credit Loan that is a Eurodollar Rate Loan, the last day of the Interest Period applicable to such Eurodollar Rate Loan, unless such Interest Period exceeds three months, in which case the Interest Payment Date shall mean the three month anniversary of such Eurodollar Rate Loan and each three month anniversary thereafter.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrowers in their Loan Notice; provided that:

(a)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)        no Interest Period shall extend beyond the applicable Maturity Date of the facility under which such Eurodollar Rate Loan was made.

“Inventory” means all goods held for sale in which any Credit Party now has or hereafter acquires title to.

“Inventory Reserve” means the Rent and Charges Reserve and such other reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion  against Eligible Inventory, including without limitation, on account of (a) the salability of such Eligible Inventory, (b) factors that negatively affect the market value or Net Orderly Liquidation Value of such Eligible Inventory, (c) shrinkage, (d) obsolete and/or excess Inventory, (e) taxes and other liabilities secured by Liens upon Eligible Inventory that are or may become senior to the Administrative Agent’s Lien and (f) other costs, expenses and amounts that the Administrative Agent or any other Secured Party may incur or be required to pay to realize upon Eligible Inventory.

“Investment” means, all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Capital Stock, assets that constitute a business unit or Indebtedness of, or for loans, advances or capital contributions to, or in respect of any Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value, write-downs or write-offs with respect thereof.

“IP Security Agreement” means collectively, (i) the Intellectual Property Security Agreement, dated as of the Original Closing Date or the Amendment Effective Date, as applicable, made by each Credit Party party thereto in favor of the Administrative Agent, on behalf of itself and the other Secured Parties and (ii) each other intellectual property security agreement, patent security agreement, trademark security agreement and copyright security agreement required to be delivered pursuant to Section 6.12 in form and substance reasonably satisfactory to the Administrative Agent.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Junior Indebtedness” means (a) any Indebtedness secured by Lien that is junior to the Liens securing the Obligations on any property of the Credit Parties or their Restricted Subsidiaries (other than Indebtedness permitted pursuant to Section 7.02(c)), (b) any unsecured Indebtedness or (c) any Subordinated Debt.

“Junior Lien Intercreditor Agreement” means a customary junior lien intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Election” means the Borrower’s election to treat a specified investment as a Limited Condition Acquisition.

“LCA Test Date” has the meaning specified in Section 1.02(d).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means East West Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Revolving Credit Lenders; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the L/C Issuer and the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $2,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and the filing of, or agreement to authorize, any financing statement under the UCC or comparable law of any jurisdiction.

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent by which (a) for any Collateral located on an owned premises subject to a mortgage or deed of trust in favor of a Person other than the Administrative Agent or the Term Loan Representative, the mortgagee or beneficiary, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral as permitted hereunder or to use the premises to store or dispose of the Collateral, (b) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral as permitted hereunder or to use the premises to store or dispose of the Collateral; (c) for any Collateral held by a warehouseman, processor, shipper or similar Person, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (d) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (e) for any Collateral subject to a licensor’s intellectual property rights, the licensor grants to the Administrative Agent the right, vis-à-vis such licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license.

“Limited Condition Acquisition” means any Permitted Acquisition by a Borrower or one or more Restricted Subsidiaries of a Borrower whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Revolving Credit Loan or a Swingline Loan.

“Loan Account” means, as applicable, the Revolving Credit Loan Account or the Swingline Loan Account.

“Loan Advance Request” means a notice of a Borrowing which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Documents” means this Agreement, each Note, each Security Document, the Fee Letter, each Subordination Agreement, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement, each Borrowing Base Certificate, each Compliance Certificate, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 (but specifically excluding any Secured Cash Management Agreement and Secured Hedge Agreement), and each other agreement, document or instrument delivered by any Credit Party in connection with any Loan Document, whether or not specifically mentioned herein or therein; provided, that “Loan Documents” shall not include agreements for transactions of the type prohibited by Section 7.09.

“Loan Notice” means, as applicable, (a) a notice of a Borrowing or a notice of a conversion of Loans from one Type to the other, which in either case of this clause (a) shall be substantially in the form of a Loan Advance Request, or (b) a notice of a continuation of a Eurodollar Rate Loan, which shall be substantially in the form of a Eurodollar Rate Loan Continuation Certificate.

“Mark and Chappell Entities” means collectively, M&C USA, LLC, a Delaware limited liability company, Mark and Chappell Limited, a private company limited by shares organized under the laws of the United Kingdom, and Mark and Chappell (U.S.A.), Inc., an Illinois corporation.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and their Restricted Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Credit Parties, taken as a whole, to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Documents to which it is a party.

“Material Agreements” means (a) each Customer Agreement, (b) the NPIC Supply Agreement and CAP Supply Agreement and (c) any other contract or agreement the loss, invalidity, termination, expiration or other failure of such contract or agreement to be in full force and effect of which would constitute a Material Adverse Effect.

“Maturity Date” means January 17, 2023.

“Maximum Rate” has the meaning as assigned in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.21(a)(i),  (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their reasonable discretion.

“Mortgaged Properties” means, all Real Estate of the Credit Parties required to be subject to a Mortgage pursuant to Section 6.12 hereof.

“Mortgages” means each mortgage or deed of trust with respect to each fee interest of each Credit Party in Real Estate executed and delivered to the Administrative Agent after the Amendment Effective Date pursuant to Section 6.12 hereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any event or transaction described in Sections 2.05(c),  (d) or (f), the cash proceeds received in respect of such event or transaction, including

(a)        any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received, and

(b)        in each case net of the sum of (w) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, title and recording tax expenses and commissions) paid by any Credit Party or a Restricted Subsidiary to third parties (other than Affiliates) in connection with such event, (x) transfer or similar taxes, (y) reserves for indemnities, until such reserves are no longer needed, and (z) in the case of a sale or other disposition of an asset described in Section 2.05(d), the amount of all payments required to be made by any Credit Party (or to establish an escrow for the repayment of) on any Indebtedness by the terms thereof (other than the Obligations) secured by such asset to the extent the lien in favor of the holder of such Indebtedness is permitted by Section 7.03(a)(viii);  provided that such payments made shall not exceed the amount of cash proceed received by such Credit Party or the aggregate amount of such Indebtedness.

“Net Issuance Proceeds” means, in respect of any issuance of Capital Stock, cash proceeds (including cash proceeds as and when received in respect of noncash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrowers.

 “Net Orderly Liquidation Value” means, with respect to any Inventory, the net appraised orderly liquidation value (expressed as a percentage) of such Inventory (net of liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined from time to time by the Administrative Agent by reference to the most recent appraisal of the Inventory, performed by an Appraiser.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any Net Issuance Proceeds of any capital contributions from the sale or issuance of Capital Stock that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction.

 “Note” means any of the Revolving Credit Notes.

“NPIC Supply Agreement” means that certain Manufacturing and Supply Agreement, dated as of November, 2012 by and between TRU RX LLC, an Idaho limited liability company, and Natural Polymer International Corporation, a Delaware Corporation.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit (including any Early Revolving Credit Facility Termination Fee or any Letter of Credit Fee), any Secured Cash Management Agreement or any Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees (including, without limitation, any Early Revolving Credit Facility Termination Fee) that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Hedge Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Closing Date” means December 21, 2016.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt Representative” means, with respect to any series of Permitted Pari Passu Refinancing Debt or any series of Permitted Junior Refinancing Debt that is secured by the Collateral on an equal priority basis (but without regard to control of remedies) with, or on a junior basis to, the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes, charges or similar levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes impose with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Out of Formula Advances” has the meaning specified in Section 2.17(b).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date, (ii) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts, (iii) with respect to any Swingline Loans on any date, the aggregate outstanding amount thereof after giving effect to any prepayments or repayments of the Swingline Loans on such date, (iv) with respect to any Secured Cash Management Obligations pursuant to a Secured Cash Management Agreement on any date, the aggregate outstanding amount of such Secured Cash Management Obligations on such date and (v) with respect to any Secured Hedge Obligations pursuant to a Secured Hedge Agreement on any date, the aggregate amount of such Secured Hedge Obligations on such date.

“Overall Excess Availability” means, as of any date of determination, an amount equal to the result of (a) the lesser of (i) the amount of the Aggregate Commitments and (ii) the Borrowing Base, less (b) Total Outstandings.

“Overall Unused Amount” means, as of any time of determination, an amount equal to the result of (a) the Revolving Credit Facility at such time less (b) Total Revolving Credit Outstandings at such time.

“Parent” means PETIQ Holdings, LLC (f/k/a True Science Delaware Holdings, LLC), a Delaware limited liability company.

“Pari Passu Intercreditor Agreement” means a customary pari passu intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificates” means, collectively, (i) each Perfection Certificates delivered by the Credit Parties to the Administrative Agent on the Amendment Effective Date and (ii) each other Perfection Certificate from time to time delivered by the Credit Parties following the Amendment Effective Date to the Administrative Agent and reasonably acceptable to the Administrative Agent in accordance with this Agreement.

“Permitted Acquisition” means any Acquisition by a Credit Party that satisfies each of the following conditions:

(a)        subject to Section 1.02(d), no Default or Event of Default exists or would arise as a result thereof;

(b)        the Acquisition is consensual;

(c)        the assets, business or Person being acquired (i) is useful to any Credit Party and (ii) is engaged in the same or substantially similar lines of business of the Credit Parties, taken as a whole, (iii) is located and organized within the United States, and (iv) had positive EBITDA for the 12 month period most recently ended;

(d)        no Indebtedness (other than Permitted Indebtedness) or Liens (other than Permitted Liens) are assumed or incurred;

(e)        the total consideration (including deferred payment obligations, Indebtedness assumed or incurred and assumed liabilities) is less than $2,500,000 and, when aggregated with the total consideration (including deferred payment obligations, Indebtedness assumed or incurred and assumed liabilities) for all other Acquisitions made during the preceding 12 months, is less than $5,000,000;

(f)        Administrative Agent shall have received Lien searches reasonably satisfactory to Administrative Agent with respect to any property that is being acquired;

(g)        Borrower shall have delivered to Administrative Agent, at least 10 Business Days prior to the Acquisition, (1) copies of all material agreements relating to such Acquisition, (2) a certificate, in form and substance satisfactory to Administrative Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the requirements set forth in clauses (a) through (f) and (i) of this definition, and (3) such other information or reports (including financial statements) as the Administrative Agent may request with respect to such Acquisition and which are available to the Borrowers; and

(h)        any entity that is acquired or formed in connection with such Acquisition shall become a “Credit Party” to the extent required by, and shall comply with all of the requirements of Section 6.12.

“Permitted Asset Disposition” means a liquidation, sale, transfer, conveyance, assignment or other disposition permitted by Section 7.05(b).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) judgment.

“Permitted Equity Liens” means Liens permitted to Section 7.03(a)(iv),  Section 7.03(a)(vii),  Section 7.03(a)(ix) and Section 7.03(a)(xi).

“Permitted Indebtedness” means the Indebtedness permitted by Section 7.02.

“Permitted Liens” means those Liens permitted by Section 7.03.

“Permitted Junior Refinancing Debt” mean secured Indebtedness incurred solely by a Borrower in the form of one or more series of junior lien secured notes or loans pursuant to a credit agreement, indenture or other agreement (other than this Agreement); provided that

(a)        such Indebtedness is secured by all or less than all of the Collateral on a basis junior in priority to the Liens securing the Obligations hereunder and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets other than the Collateral,

(b)        such Indebtedness is not guaranteed by any Person other than the Guarantors,

(c)        such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Junior Refinancing Debt;

(d)        such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt, plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith,

(e)        such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such asset sale, event of loss and excess cash flow sweep does not require the application of any net cash proceeds or excess cash flow that would otherwise be required to be applied to the prepayments of the Loans hereunder pursuant to Section 2.05) and change of control prepayment provisions and a customary acceleration right after an event of default), in each case, prior to the date that is 180 days after the latest maturity date of the Term Loans at the time such Indebtedness is incurred,

(f)        the terms and conditions of such Indebtedness (other than with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the latest maturity Date at the time of incurrence of such Indebtedness or added for the benefit of all Lenders),

(g)        the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Credit Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and

(h)        an Other Debt Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement or, if a Junior Lien Intercreditor Agreement has previously been entered into, execute a joinder to such Junior Lien Intercreditor Agreement in substantially the form provided in such Junior Lien Intercreditor Agreement.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred solely by a Borrower in the form of one or more series of senior secured notes or loans pursuant to a credit agreement, indenture or other agreement (other than this Agreement); provided that

(a)        such Indebtedness is secured by all or less than all of the Collateral on an equal priority basis (but without regard to control of remedies) with the Liens securing the Obligations hereunder and is not secured by any property or assets other than the Collateral,

(b)        such Indebtedness is not guaranteed by any Person other than the Guarantors,

(c)        such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Pari Passu Refinancing Debt,

(d)        such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith,

(e)        such Indebtedness has a maturity no earlier and a Weighted Average Life to Maturity no shorter than the Refinanced Debt,

(f)        such Indebtedness is not subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans pursuant to Section 2.05 of the Term Credit Agreement,

(g)        the terms and conditions of such Indebtedness (other than with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the latest maturity date for the Term Loans at the time of incurrence of such Indebtedness or added for the benefit of the Lenders),

(h)        the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Credit Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent),

(i)         an Other Debt Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement or, if a Pari Passu Intercreditor Agreement has previously been entered into, execute a joinder to such Pari Passu Intercreditor Agreement in substantially the form provided in such Pari Passu Intercreditor Agreement and

(j)         if applicable, an Other Debt Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement or, if a Junior Lien Intercreditor Agreement has previously been entered into, execute a joinder to such Junior Lien Intercreditor Agreement in substantially the form provided in such Junior Lien Intercreditor Agreement.

“Permitted Prior Liens” means Liens permitted pursuant to Section 7.03(a) (other than Section 7.03(a)(vi),  Section 7.03(a)(ix),  Section 7.03(a)(xi) (other than clause (B) thereof), and Section 7.03(a)(xii)).

“Permitted Refinancing” means any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided that

(a)        the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(b)        such modification, refinancing, refunding, renewal or extension has a maturity no earlier and a Weighted Average Life to Maturity no shorter than the Indebtedness being modified, refinanced, refunded, renewed or extended;

(c)        at the time thereof, no Default or Event of Default shall have occurred and be continuing;

(d)        if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension is unsecured;

(e)        if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended;

(f)        if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended;

(g)        if the Indebtedness being modified, refinanced, refunded, renewed or extended is originally incurred under the Term Credit Agreement (or is a secured Permitted Refinancing of such Indebtedness), the applicable Term Loan Representative acting on behalf of the holders of such modified, refinanced, refunded, renewed or extended Indebtedness shall become a party to the Term Loan Intercreditor Agreement to the extent the modified, refinanced, refunded, renewed or extended Indebtedness is secured; and

(h)        the primary obligors and guarantors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the same (or constitute a subset thereof).

“Permitted Tax Distributions” means, with respect to any taxable period in which PETIQ is treated as a pass-through entity for U.S. federal, state and/or local income Tax purposes, dividends or distributions by any Credit Party and their Restricted Subsidiaries, in order for (A) PetIQ, Inc. and any of its Subsidiaries to pay such entity’s taxes attributable to the income of the Credit Parties and their Restricted Subsidiaries, in an aggregate amount not to exceed the product of (x) the combined effective corporate federal, state and/or local income tax rate applicable to PetIQ, Inc. (as estimated by PETIQ in good faith, after taking into account the character of the income, deductions and/or credits available, including under Section 250 or 960 of the Code and the deductibility of U.S. state and local income Tax for U.S. federal income Tax purposes) and (y) the taxable income of PETIQ for such taxable year or portion thereof allocated to PetIQ, Inc. or such Subsidiaries (taking into account carryover of unused prior year losses or excess interest deductions and the impact of any step-up under Section 743 or 734 of the Code), in each case of clauses (x) and (y) available at the level of PETIQ or PetIQ, Inc. (or their relevant Subsidiaries), as applicable and (B) any of the other owners (direct or indirect) of any Credit Party that are not specified in clause (A) above, (if indirect, which hold through an unbroken chains of one or more pass-through entities) to pay such owner’s federal, state or local (as applicable) income and franchise taxes attributable to the income of any Credit Party and their Restricted Subsidiaries that result directly from such owner’s direct or indirect beneficial ownership of PETIQ and its Subsidiaries for such taxable period (or portion thereof), in an aggregate amount not to exceed the product of (x) the highest combined marginal federal and state and/or local statutory Tax rate applicable to an individual resident in New York, New York (including any Medicare contribution tax on net investment income, if applicable) (as estimated by PETIQ in good faith, after taking into account the character of the income, deductions and/or credits available under Section 199A of the Code and the deductibility of U.S. state and local income Tax for U.S. federal income Tax purposes) and (y) the taxable income of PETIQ for such taxable year or portion thereof allocated to such other owners (taking into account excess interest deductions and the impact of any step-up under Section 743 or 734 of the Code and any unused loss carryovers attributable to PETIQ and its Subsidiaries (to the extent available under applicable Law)), in each case of clauses (x) and (y), available at the level of PETIQ or such owners, as applicable; provided that payments with respect to any Taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to PETIQ or its Restricted Subsidiaries for the purposes of paying such income Taxes.

 “Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred solely by a Borrower in the form of one or more series of senior or subordinated unsecured notes or loans pursuant to a credit agreement, indenture or other agreement (other than this Agreement); provided that

(a)        such Indebtedness is not secured by any Lien,

(b)        such Indebtedness is not guaranteed by any Person other than the Guarantors,

(c)        such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Refinanced Debt, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Refinanced Debt, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Unsecured Refinancing Debt,

(d)        such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt, plus accrued and unpaid interest, any premium, and fees and expenses reasonably incurred in connection therewith,

(e)        such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations, in each case prior to the latest maturity of the Term Loans at the time such Indebtedness is incurred and

(f)        the terms and conditions of such Indebtedness (other than with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to or (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the latest maturity date for the Term Loans at the time of incurrence of such Indebtedness or added for the benefit of all Lenders).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pharmaceutical License” shall mean any state pharmacy board license or other similar license required to be maintained by the Credit Parties and their Restricted Subsidiaries to enable the sale, transfer or other distribution of pharmaceutical products of the Credit Parties and their Restricted Subsidiaries.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pre-Opening Expenses” means amounts incurred by the Borrowers and their Restricted Subsidiaries on a consolidated basis in connection with “pre-opening activities” related to the roll-out of clinics.

“Prepayment Notice” means the certificate in substantially the form of Exhibit G hereto, or in such other form reasonably acceptable to the Administrative Agent, to be signed by a Financial Officer of the Borrower Representative and delivered to the Administrative Agent and the Lenders pursuant to Section 2.05 hereof.

“Prohibited Assignee” means (i) any Competitor and (ii) any Affiliate of a Competitor, as determined by the Borrowers and identified in a written notice by the Borrower Representative to the Administrative Agent with the Administrative Agent’s written consent (not to be unreasonably withheld); provided as to clause (i) and (ii) above, that “Prohibited Assignee” shall not include commercial or corporate banks or bona fide debt funds, and any funds that are managed or controlled by such commercial or corporate banks or bona fide debt funds which funds principally invest in commercial loans or debt securities.

“Pro Rata Protective Advances” has the meaning specified in Section 2.17.

“Protective Advances” has the meaning specified in Section 2.17(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.04.

“Qualified Capital Stock” means any Capital Stock other than Disqualified Capital Stock.

“RCRA” has the meaning specified in the definition of “Environmental Laws.”

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by any Credit Party.

“Receivables” means all rights to the payment of money for goods sold or services rendered owing to any Credit Party, consisting of “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party.

“Receivables Reserves” means such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion against Eligible Receivables, including without limitation, on account of (a) the collectability of such Eligible Receivables as a result of  (i) dilution (in excess of 5%) thereof or (ii) claims, chargebacks, accrued liabilities, contra, write-offs, return of goods or similar matters, aged credits, credit lag, offsets, defense or counterclaims or other disputes with account debtors, (b) taxes and other liabilities secured by Liens upon Eligible Receivables that are or may become senior to the Administrative Agent’s Lien and (c) other costs, expenses and amounts that the Administrative Agent and/or the Secured Parties may incur or be required to pay to realize upon Eligible Receivables.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder

“Reference Period” means, as of any date of determination, the period of twelve consecutive Fiscal Months ending on such date.

“Refunded Swingline Loan” has the meaning specified in Section 2.01(c)(iii).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Credit Party to any landlord, mortgagee or beneficiary under a mortgage or deed of trust, warehouseman, processor, repairman, mechanic, shipper, broker or other similar Person who possess any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to (i) two (2) months’ rent and other charges that could be payable to any such Person in the case of amounts owing to a lessor of any location leased by any Credit Party specified in clauses (i) and (ii) of Section 6.18 and (ii) other amounts reasonably determined by the Administrative Agent in the case of all such other Persons who possess any Collateral or could assert a Lien that is prior to or pari passu with the Lien in favor of the Administrative Agent on any Collateral, unless, in the case of clause (b) such Person has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reporting Monitoring Event” means any time at which either (a) an Event of Default has occurred and is continuing or (b) the average daily Overall Excess Availability is less than $10,000,000 during any period of 90 consecutive days during such calendar year of determination (as calculated at such time); provided that a Reporting Monitoring Event shall only deemed to have ceased if (i) no Event of Default has occurred and is then continuing and (ii) the average Overall Excess Availability is greater than or equal to $10,000,000 (as calculated at such time) for ninety (90) consecutive days.  The cessation of any Reporting Monitoring Event shall not impair the commencement of any subsequent Reporting Monitoring Event.

“Request for Credit Extension” means a Loan Advance Request.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the aggregate Revolving Credit Commitments, collectively; provided that: (a) if at any time there are only two (2) Lenders, Required Lenders shall mean both Lenders; and (b) the Revolving Credit Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means, subject to adjustment from time to time as set forth in Section 2.20, the sum (without duplication) of (a) Receivables Reserves, (b) Inventory Reserves, and (c) such additional reserves, in amounts and with respect to such matters (whether or not constituting a Default or Event of Default), as the Administrative Agent in its Permitted Discretion may elect to impose from time to time, whether before or during the continuance of a Default or Event of Default, including, without limitation, reserves established to (i) ensure the payment of accrued interest expense, insurance claims, including self-funded insurance claims or outstanding Taxes and other charges imposed by any Governmental Authority (including, without limitation, ad valorem taxes, real estate, personal property, sales and other taxes) or (ii) protect against losses due to any loss, termination, invalidity, expiration or interruption of any Pharmaceutical License.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Credit Party or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of any Credit Party or any Restricted Subsidiary and (c) any payment (whether in cash, securities or other property) of management fees (or other fees of a similar nature), by such Credit Party or such Restricted Subsidiary to any equity holder or Affiliate of such Credit Party or such Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Availability Period” means the period from and including the Amendment Effective Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Facility pursuant to Section 2.06(a), and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans, of the obligation of the L/C Issuer to make L/C Credit Extensions, and of the Swingline Lender to make Swingline Loans pursuant to Section 8.02.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitments” means, as to each Revolving Credit Lender, its obligation (a) to make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a), (b) to purchase participations in L/C Obligations, and (c) to make Revolving Credit Loans to the Borrower to repay Swingline Loans made by the Swingline Lender to the Borrowers, in each case, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of (a) its outstanding Revolving Credit Loans, (b) such Revolving Credit Lender’s participation in outstanding L/C Obligations at such time, and (c) the aggregate outstanding Swingline Loans.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.  As of the Amendment Effective Date, the Revolving Credit Facility is $50,000,000.

“Revolving Credit Lenders” means each Lender with a Revolving Credit Commitment, or following the termination of the Revolving Credit Commitments, which has Revolving Credit Loans outstanding, a risk participation in outstanding L/C Obligations at such time, or an obligation to make Revolving Credit Loans to repay outstanding Swingline Loans at such time, and any other Person who becomes an assignee of the rights and obligations of a Revolving Credit Lender pursuant to terms of this Agreement.

“Revolving Credit Loan Account” has the meaning specified in Section 2.18(b).

“Revolving Credit Loans” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1

“Sam’s Club” shall mean Sam’s West, Inc. and Sam’s East, Inc., collectively.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/ Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available  at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SARA” has the meaning specified in the definition of “Environmental Laws.”

“Secured Cash Management Agreement” means any Cash Management Agreement permitted hereunder between any Credit Party and any Cash Management Bank; provided, however, that for a Cash Management Agreement be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination and any Cash Management Obligations arising from such Cash Management Agreement cannot be secured under the Term Loan Documents.

“Secured Cash Management Obligations” means Cash Management Obligations of Credit Parties to Cash Management Banks pursuant to Secured Cash Management Agreements.

“Secured Hedge Agreement” means any Swap Contract permitted hereunder between any Credit Party and any Hedge Bank provided, however, that for a Swap Contract to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination and any Hedge Obligations arising from such Swap Contract cannot be secured under the Term Loan Documents.

“Secured Hedge Obligations” means Hedge Obligations of Credit Parties to Hedge Banks pursuant to Secured Hedge Agreements (other than any Excluded Hedge Obligations).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, each Cash Management Bank, each Hedge Bank, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit I.

“Security Agreement” means, the Amended and Restated Security Agreement dated as of the Amendment Effective Date, entered into by the Credit Parties and the Administrative Agent, together with any other security agreement granted by any Credit Party as required by Section 6.12 which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Security Documents” means the Guarantees, the Security Agreements, the IP Security Agreement, the Mortgages, the Agency Account Agreements and all other guarantees, security agreements, intellectual property security agreements, mortgages, deeds of trust, control agreements,  instruments and documents, including without limitation Uniform Commercial Code financing statements and other equivalent registrations and personal property security filings with respect to any other applicable jurisdiction, control agreements, required to be executed or delivered pursuant to, or in connection with, this Agreement or any other Loan Document, all in form and substance reasonably acceptable to the Administrative Agent.

“Seller Notes” means the 2018 Contingent Note, the 2019 Contingent Note and the Guaranty Promissory Note.

“Seller Notes Guaranty” means that certain Guaranty, dated as of the date hereof, among PetIQ, Inc., PetIQ Holdings, LLC, True Science Holdings, LLC, TRURX LLC and TRU Prodigy, LLC, each as guarantors and VIP Petcare Holdings, Inc., as holder, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof and the Seller Note Subordination Agreement.

“Seller Notes Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, among the Administrative Agent, as agent; PetIQ, LLC, as issuer; PetIQ, Inc., PetIQ Holdings, LLC, True Science Holdings, LLC, TRURX LLC and TRU Prodigy, LLC, each as guarantors and VIP Petcare Holdings, Inc., as subordinated creditor, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof.

“Senior Management” means with respect to any of the Credit Parties or any of its Subsidiaries, its chief financial officer, president or chief executive officer.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Event of Default” means (i) any Event of Default set forth in Sections 8.01(a),  8.01(d)(ii),  8.01(e) or 8.01(j) or (ii) failure to comply with any requirement of Section 2.05(b) or any of the covenants contained in Sections 6.04, or 7.13.

“Specified Representations” means the representations and warranties contained in  Sections 5.01(a)(i),  5.01(a)(ii),  5.01(b)(i),  5.01(b)(ii)(A),  5.01(b)(ii)(B)(x) (solely with respect to material Indebtedness of the Credit Parties), 5.01(d),  5.03,  5.12,  5.14,  5.22(a) (subject to the provisions of Section 4.01(e)), 5.23 and 5.24.

 “Sponsors” means Eos TS Investor Co., ECP IV TS Investor Co., Highland Consumer Fund I Limited Partnership, HCF – TS Blocker Corp., Highland Consumer Entrepreneurs Fund I Limited Partnership, Rockhurst, LLC, Labore et Honore, LLC and VIP Petcare Holdings, Inc., and each of their respective Affiliates.

“Subordinated Debt” means unsecured Indebtedness of any Credit Party or any Subsidiary that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a Subordination Agreement.

“Subordination Agreement” means a subordination and intercreditor agreement or such other written instrument containing subordination provisions, each in form and substance acceptable to the Required Lenders in their sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case for the purpose of hedging the foreign currency, interest rate or commodity risk associated with the operations of Parent, the Borrower and the Restricted Subsidiaries.

 “Swingline Lender” means East West Bank, in its capacity as the lender of the Swingline Loans.

“Swingline Loan Account” has the meaning specified in Section 2.18(c).

“Swingline Loan Borrowing” means a borrowing consisting of a Swingline Loan made by the Swingline Lender pursuant to Section 2.01(c)

“Swingline Loan Commitment” means the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the Swingline Loan Sublimit.

“Swingline Loan Participation Amount” has the meaning specified in Section 2.01(c)(iv).

“Swingline Loans” has the meaning specified in Section 2.01(c)(i).

“Swingline Loan Sublimit” means the lowest of (a) $5,000,000 and (b) the Revolving Credit Commitment of East West Bank.  The Swingline Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target Companies” has the meaning specified in the recitals to this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Agreement” means that certain Credit Agreement, dated as of the date hereof among PETIQ, Ares Capital Corporation, as administrative agent, and each other party thereto from time to time, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof.

“Term Loan” means the term loan provided pursuant to the Term Credit Agreement or any Permitted Refinancing thereof.

“Term Loan Documents” means “Term Loan Documents” as defined in the Term Loan Intercreditor Agreement.

“Term Loan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between Administrative Agent and the initial Term Loan Representative and acknowledged by PETIQ and the other “Grantors” party thereto.

“Term Loan Priority Collateral” means “Term Loan Priority Collateral” as defined in the Term Loan Intercreditor Agreement.

“Term Loan Priority Liens” means Liens granted to the collateral agent under any Term Loan Documents, at any time, upon Term Loan Priority Collateral of any Credit Party to secure Indebtedness and other obligations under the Term Loan Documents.

“Term Loan Representative” means, with respect to the Term Credit Agreement, Ares Capital Corporation, as administrative agent or collateral agent and with respect to any Permitted Refinancing of the Indebtedness under the Term Credit Agreement that is secured on the same basis as the Indebtedness under the Term Credit Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Refinancing is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Total Outstandings” means, as of the date of determination, an amount equal to the Total Revolving Credit Outstandings at such date.

“Total Revolving Credit Outstandings” means, as of the date of determination, the sum of (a) the aggregate Outstanding Amount of all Revolving Credit Loans, (b) the aggregate Outstanding Amount of all L/C Obligations, (iii) the aggregate Outstanding Amount of all Swingline Loans, and (iv) the aggregate Outstanding Amount of all Cash Management Obligations.

“Trade Date” has the meaning specified in Section 10.06(b)(i).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfinanced Capital Expenditures” means all Capital Expenditures of the Credit Parties and their Subsidiaries other than those made utilizing financing provided by the applicable seller or third party lenders.  For the avoidance of doubt, Capital Expenditures made by any Borrower utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of the date of determination, the aggregate amount of all cash and Cash Equivalents on a consolidated basis of the Borrowers and the other Credit Parties that are not “restricted” for purposes of GAAP and in which the Administrative Agent has a perfected first-priority security interest; provided, the aggregate amount of Unrestricted Cash shall not include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Administrative Agent or the Term Loan Representative).

“Unrestricted Subsidiary” means any Subsidiary of a Borrower designated by such Borrower as an Unrestricted Subsidiary pursuant to Section 6.17 that has not subsequently been designated as a Restricted Subsidiary pursuant to Section 6.17.  As of the Amendment Effective Date, there are no Unrestricted Subsidiaries.

“Unsecured Cash Management Obligations” means unsecured obligations of Credit Parties for Cash Management Products or Services.

“Unused Facility Fee” has the meaning specified in Section 2.09(a).

“Unused Facility Fee Rate” shall mean (a) at any time that the Overall Unused Amount is greater than fifty percent (50%) of the Revolving Credit Facility, 0.50% per annum and (b) at any time that the Overall Unused Amount is less than or equal to fifty percent (50%) of the Revolving Credit Facility, 0.375%.

“VIP Petcare” means Community Veterinary Clinics, LLC and its subsidiaries, on a consolidated basis.

“VIP Petcare Acquisition” means the acquisition of all the entity interests of Community Veterinary Clinics, LLC pursuant to the VIP Petcare Acquisition Agreement.

“VIP Petcare Acquisition Agreement” means that certain Unit Purchase Agreement, dated as of January 5, 2018, by and among PetIQ, Inc., Parent, PETIQ, Community Veterinary Clinics, LLC, VIP Petcare Holdings, Inc. and the other parties thereto.

“VIP Petcare Acquisition Agreement Representations” means the representations and warranties relating to Community Veterinary Clinics, LLC or any of its subsidiaries in the VIP Petcare Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Parent, PETIQ or its Affiliates has the right to terminate its (or their) obligations under the VIP Petcare Acquisition Agreement or decline to consummate the VIP Petcare Acquisition as a result of a breach of such representations and warranties.

“Wal-Mart” shall mean Wal-Mart Stores, Inc., Wal-Mart Stores East, LP and Wal-Mart Stores Texas, LLC, collectively.

“Weekly Collateral Reporting Trigger Period” means the period (a) commencing upon the day that Overall Excess Availability has been less than $4,500,000 for three (3) consecutive Business Days and (b) continuing until the day that both (i) no Event of Default has occurred and is continuing and (ii) Overall Excess Availability has been greater than $4,500,000 for thirty (30) consecutive calendar days.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02      Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)        Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments or (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Borrowers have made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Fiscal Quarter ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty shall be deemed to have been complied with.  If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability (other than any basket availability based on a percentage of Consolidated EBITDA) on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition

Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) (A) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated and (B) on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

1.03      Accounting Terms.   (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Draft Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)        Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, negative covenant or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, negative covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP.    Without limiting the foregoing, leases shall continue to be classified and accounted for on a consistent basis with that reflected in the historical financial statements delivered by the Borrower referenced in Section 5.02 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall have entered into a mutually acceptable amendment addressing such changes as provided by this Section 1.03(b).

1.04      Rounding.  Any financial ratios required to be maintained by any of the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05      Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
the COMMITMENTS and Credit Extensions

2.01      Loans.

(a)        Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment so long as (without duplication) after giving effect to any Revolving Credit Borrowing, (i) Overall Excess Availability shall be greater than $0, (ii) Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (iii) such Revolving Credit Lender’s Revolving Credit Exposure shall not exceed its Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions of this Agreement, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)        [Reserved]

(c)        Swingline Loans.

i.          Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to Borrower under the Revolving Credit Facility from time to time prior to the Maturity Date for the Revolving Credit Facility by making swingline loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Loan Commitment then in effect, (b) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the available Revolving Credit Commitments would be less than zero, and (c) the Borrowers shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan.  The Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  To the extent not otherwise required by the terms hereof to be repaid prior thereto, the Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date for the Revolving Credit Facility.

ii.         Whenever the Borrowers desire that the Swingline Lender make a Swingline Loan, the Borrower Representative shall deliver to the Swingline Lender not later than 1:00 p.m. Eastern time (11:00 a.m. Mountain time, 10:00 a.m. Pacific time), on the proposed Borrowing date of such Swingline Loan) a Loan Advance Request, specifying (i) the amount to be borrowed, (ii) the requested Borrowing date of such Swingline Loan (which shall be a Business Day prior to the Maturity Date for the Revolving Credit Facility), and (iii) instructions for the remittance of the proceeds of such Swingline Loan.  Promptly thereafter, on the Borrowing date specified in the Loan Advance Request for a Swingline Loan, the Swingline Lender shall make available to the Borrowers an amount in immediately available funds equal to the amount of the Swingline Loan to be made either by (A) crediting such amount to the Borrowers’ operating account at East West Bank or (B) wire transfer of such amount in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender by the Borrower Representative.  Unless a Swingline Loan is sooner refinanced by a Revolving Credit Loan pursuant to Section 2.01(c)(iii), the Borrowers shall repay each Swingline Loan no later than ten (10) Business Days after the making of such Swingline Loan.

iii.        The Administrative Agent, on behalf of Swingline Lender, at least weekly (or on any more frequent basis as the Administrative Agent elects or as the Swingline Lender may request) shall, on telephonic notice given by the Administrative Agent no later than 11:00 a.m. Pacific time, and promptly confirmed in writing, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Commitments times the aggregate principal amount of the Swingline Loans (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds, not later than 1:00 p.m., Pacific time, on the date of such notice.  The proceeds of such Revolving Credit Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan.  The Borrowers irrevocably authorize the Swingline Lender to charge the Borrowers’ operating account with East West Bank (up to the amount available in such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swingline Loan.

iv.        If prior to the time that the Borrowers have repaid a Swingline Loan pursuant to Section 2.01(c)(ii) or a Revolving Credit Advance has been made pursuant to Section 2.01(c)(iii), one of the events described in Section 8.01(e) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.01(c)(iii), each Revolving Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.01(c)(iii) or on the date requested by the Swingline Lender (with at least one Business Day’s notice to the Revolving Credit Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Loan Participation Amount”) equal to (i) such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Commitments times (ii) the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Credit Loans.

v.         Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

vi.        Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.01(c)(iii) and to purchase participating interests pursuant to Section 2.01(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrowers may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence of an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers or any other Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.02      Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing of Revolving Credit Loans, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. Eastern time (11:00 a.m. Mountain time, 10:00 a.m. Pacific time) (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephone notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the

Administrative Agent of a written Loan Notice appropriately completed and signed by a member of Senior Management or Financial Officer of the Borrower Representative, which may be given by any Electronic Medium.  Each such Loan Notice shall specify (i) the Borrower requesting such Borrowing, (ii) the requested date of the Borrowing or conversion, as applicable (which shall be a Business Day), (iii) whether the Borrowers are requesting a Borrowing or a conversion of Revolving Credit Loans from one Type to the other, (iv) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fail to specify an Interest Period, the Borrowers will be deemed to have specified an Interest Period of one (1) month.  The Borrower Representative may not request more than one (1) Borrowing on any Business Day.

(b)        Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of its Applicable Percentage of the applicable Revolving Credit Loans and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Borrowing, each Revolving Credit Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. Eastern time (11:00 a.m. Mountain time; 10:00 a.m. Pacific time) (or such later time as may be agreed upon by the Revolving Credit Lenders and the Administrative Agent) on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the Borrowers’ operating account at East West Bank or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative provided,  however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)        Eurodollar Rate Loans.  Except as otherwise provided herein, a Revolving Credit Loan that is a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)        Notice of Interest Rates. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for the applicable Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in The Wall Street Journal prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)        Interest Periods. After giving effect to all Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect at any time.

2.03      Letters of Credit.

(a)        The Letter of Credit Commitment.

i.          Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Amendment Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of any Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) Overall Excess Availability shall be greater than $0.  Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

ii.         The L/C Issuer shall not issue any Letter of Credit if:

(A)       the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required

Lenders have approved such expiry date (but provisions for automatic renewal may be included to the extent permitted by the L/C Issuer); or

(B)       the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

iii.        The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which the L/C Issuer in good faith deems material to it;

(B)       the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)       except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)       the Letter of Credit is to be denominated in a currency other than Dollars;

(E)       any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its reasonable discretion) with the Borrowers or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion; or

(F)       the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

iv.        The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

v.         The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

vi.        The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)        Procedures for Issuance and Amendment of Letters of Credit.

i.          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means reasonably acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

ii.         Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, following notice to the Administrative Agent, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

iii.        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

i.          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

ii.         Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

iii.        With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section.

iv.        Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

v.         Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided,  however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Loan

Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

vi.        If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

i.          At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

ii.         the existence of any claim, counterclaim, setoff, defense or other right any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction.

(e)        Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

i.          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

ii.         the existence of any claim, counterclaim, setoff, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

iii.        any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

iv.        waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;

v.         honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

vi.        any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

vii.       any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

viii.      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)        Role of L/C Issuer.      Each Revolving Credit Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided,  however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e);  provided,  however, that anything in such clauses (including, without limitation, Section 2.03(e)) to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)        Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)        Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Revolving Credit Loans that are Eurodollar Rate Loans per annum times the daily amount available to be drawn under such Letter of Credit.  Letter of Credit Fees with respect to each Letter of Credit shall be (1) due and payable on the first Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (2) computed on a monthly basis in arrears.

(i)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears.  Such fronting fee shall be due and payable on or prior to the date that is ten (10) Business Days following each month end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04     [Reserved].

2.05      Prepayments; Repayments.

(a)        [Reserved].

(b)        Advances in Excess of Overall Excess Availability.  Subject to Section 2.17, if for any reason at any time, Overall Excess Availability is less than $0, the Borrowers shall immediately prepay the Obligations in an aggregate amount equal to such deficiency, which prepayment shall be applied in accordance with the priorities set forth in Section 8.03, in each case until Overall Excess Availability is equal to $0.

(c)        [Reserved].

(d)        Casualty Events.  The Borrowers shall prepay the Obligations in an amount equal to 100% of Net Cash Proceeds of identifiable proceeds of ABL Priority Collateral received by any Credit Party from Casualty Events with respect to Collateral (such prepayments shall be directed to the Collection Account and applied in accordance with the application of payments specified Section 2.07(d)).

(e)        [Reserved].

(f)        [Reserved].

(g)        [Reserved].

(h)        Daily Application of Funds in Collection Account.  On and after the Amendment Effective Date, the Borrowers hereby irrevocably authorize and direct the Administrative Agent to apply all funds held in the Collection Account to the repayment of outstanding Revolving Credit Loans on a daily basis in accordance with Section 2.07(c);  provided, that following the occurrence and during the continuance of an Event of Default, all funds held in the Collection Account shall be remitted to the Administrative Agent for application to the Obligations in the accordance with the priorities set forth in Section 8.03.

2.06     Termination or Reduction of Commitments.

The Borrower Representative may, with the consent of the Administrative Agent and upon notice to the Administration Agent, terminate the Revolving Credit Facility in full or permanently reduce the Revolving Credit Facility in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. Eastern time (10:00 a.m. Mountain time; 8:00 a.m. Pacific time) five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof (subject to any adjustments required to effect the pro rata repayment required pursuant to Section 2.05), (iii) the Borrower Representative shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, Overall Excess Availability would be less than $0, and (iv) the Borrowers shall pay to the Administrative Agent (on behalf of each Revolving Credit Lender in accordance with its Applicable Percentage) the Early Revolving Credit Facility Termination Fee, if applicable, on the amount terminated or reduced concurrently with such termination or reduction. The Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Facility.  Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07      Repayment of Loans.

(a)        Revolving Credit Loans.  In addition to the repayment of the Loans pursuant to Sections 2.05, the Borrowers shall repay to the Administrative Agent, on behalf of the Revolving Credit Lenders, on the Maturity Date, the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)        [Reserved].

(c)        Collection Account Funds.  Subject to the immediately succeeding sentence, and subject to the terms of the applicable Agency Account Agreement, the Administrative Agent may, on a daily basis, apply funds transferred and credited to the Collection Account to the repayment of any outstanding Revolving Credit Loans in accordance with each Revolving Credit Lender’s respective Applicable Percentage of such outstanding Revolving Credit Loans.  The Administrative Agent shall apply any funds received into the Collection Account pursuant to  Sections 2.05(c) through (f) to the prepayment of the Obligations in accordance with the order of priority set forth in Section 8.03.

2.08      Interest.

(a)        Subject to the provisions of subsection (b) below:  (i) each Revolving Credit Loan that is a Base Rate Loan and each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (ii) each Revolving Credit Loan that is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate determined by the Administrative Agent for such Interest Period plus the Applicable Margin.

(b)        Following the occurrence and during the continuance of an Event of Default, the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest accruing at the Default Rate shall be due and payable to the Administrative Agent on demand by the Administrative Agent.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)        Interest on each Loan shall be paid directly to the Administrative Agent and applied in accordance with the terms hereof.

2.09      Fees.

(a)        Unused Facility Fee.  The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their Applicable Percentages, an unused facility fee (the “Unused Facility Fee”) equal to the Unused Facility Fee Rate times the daily average amount of Overall Unused Amount for the applicable calendar month for which such Unused Facility Fee is due.  The Unused Facility Fee shall accrue at all times during the term of this Agreement that Revolving Credit Commitments are outstanding, including at any time during which one or more of the conditions in Article IV is not met, and shall be calculated and due and payable monthly in arrears on the first day of each calendar month, commencing with the first such date to occur after the Amendment Effective Date, and on the Maturity Date;

(b)        Collateral Monitoring Fee.  The Borrowers shall pay to the Administrative Agent, for its own account, a collateral monitoring fee equal to $500 for each full Fiscal Month to occur following the Original Closing Date and prior to the Maturity Date;

(c)        Annual Loan Fee.  The Borrowers shall pay to the Administrative Agent, for the ratable account of the Revolving Credit Lenders, on each anniversary of the Original Closing Date to occur prior to the Maturity Date, an annual fee in the amount of one-tenth of one percent (0.10%) of the then-current aggregate amount of the Revolving Credit Commitments;

(d)        Other Fees.  The Borrowers shall pay to the Administrative Agent the fees in the amounts and at the times specified in the Fee Letter.  All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10      Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11      Evidence of Debt.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12      Payments Generally; Administrative Agent’s Clawback.

(a)        General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. Eastern time (10:00 a.m. Mountain time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. Eastern time (10:00 a.m. Mountain time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless otherwise provided herein), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        i. Funding by Lenders; Presumption by Agents. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to such Loans made.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

ii.         Payments by Borrowers; Presumptions by Agents.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds promptly (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

i.          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

ii.         the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary of the Borrowers (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.14      Collateral and Guarantees.

(a)        Collateral.  The Loans and the other Obligations shall be secured by valid, first priority, perfected and enforceable Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, in all of the Collateral subject to the terms of the Security Documents.

(b)        Guarantees.  Payment of the Loans and the other Obligations shall be unconditionally guaranteed by each Guarantor subject to the terms of the Guarantees.

(c)        Further Assurances.  Each Credit Party covenants and agrees that it shall, and shall cause each of its Restricted Subsidiaries party to the Security Documents to, comply with all terms and conditions of each of the Security Documents and that each Credit Party shall, and shall cause each of its Restricted Subsidiaries party to the Security Documents to, at any time and from time to time at the request of the Administrative Agent or the Required Lenders execute and deliver such instruments and documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or protect or perfect the Lien of the Administrative Agent in the Collateral subject to the terms of the Security Documents.

2.15      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Notwithstanding anything to the contrary in this Agreement or any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable:

i.          a reduction in full or in part or cancellation of any such liability;

ii.         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Loan Document; or

iii.        the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

2.16      Defaulting Lenders.

(a)        Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

i.          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

ii.         Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the

Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of  such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

iii.        Certain Fees.

(A)       Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)       Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(C)       Defaulting Lender Fees. With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

iv.        Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Credit Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 2.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender that is a Revolving Credit Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

v.         Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b)        Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17      Protective Advances.

(a)        The Administrative Agent shall be authorized, in its discretion, at any time, whether or not a Default or Event of Default exists or any conditions in Section 4.02 are not satisfied, without regard to the amount of Overall Excess Availability to make loans (“Protective Advances”) if the Administrative Agent, in its Permitted Discretion, deems such Loans necessary or desirable to preserve or protect any Collateral or the Borrowers’ business operations, or to enhance the collectability or repayment of the Obligations.  All Protective Advances shall bear interest at the Default Rate.  All Protective Advances shall be Obligations secured by the Collateral and shall be payable by the Borrowers on demand by the Administrative Agent.  The Revolving Credit Lenders may, in their sole discretion, participate in such Protective Advances in which case, each Revolving Credit Lender shall participate in each Protective Advance pro rata and in accordance with each such Lenders’ Applicable Percentage thereof and shall reimburse the Administrative Agent upon such election (such Protective Advances, “Pro Rata Protective Advances”).  Any funding of Protective Advances (including Pro Rata Protective Advances) shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby.  In no event shall the Borrowers or any other Credit Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(b)        The Administrative Agent shall be authorized, in its discretion, at any time, whether or not a Default or Event of Default exists or any conditions in Section 4.02 are not satisfied, without regard to the amount of Overall Excess Availability to voluntarily permit the outstanding Revolving Credit Loans at any time to exceed Overall Excess Availability by up to 10% of the Borrowing Base, but in no event in an aggregate outstanding amount in excess of $2,000,000 at any time for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”).  If the Administrative Agent is willing in its discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Credit Loans consisting of Base Rate Loans; provided that, if the Lenders make Out-of-Formula Loans, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of Section 2.01(a).  For the purposes of this Section 2.17(b), the discretion granted to the Administrative Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the amount available under Section 2.01(a) was unintentionally exceeded for any reason.  If the Administrative Agent involuntarily permits the outstanding Revolving Credit Loans to exceed the amount available under Section 2.01(a) by more than 10% (or by an aggregate outstanding amount in excess of $2,000,000 at any time), the Administrative Agent shall use its efforts to have the Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Credit Loans made after the Administrative Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

2.18      Loan Accounts.

(a)        [Reserved].

(b)        The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (the “Revolving Credit Loan Account”)

evidencing the Indebtedness of the Borrowers resulting from each Revolving Credit Loan from time to time.  Any failure of the Administrative Agent to record anything in the Revolving Credit Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder.

(c)        The Swingline Lender shall maintain in accordance with its usual and customary practices an account or accounts (the “Swingline Loan Account”) evidencing the Indebtedness of the Borrowers resulting from each Swingline Loan from time to time.  Any failure of the Swingline Lender to record anything in the Swingline Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder.

(d)        Entries made in any Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in any Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

(e)        The Administrative Agent is authorized to, and at its sole election may, charge to the applicable Loan Account on behalf of the Borrowers and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Loans, owing by the Borrowers under this Agreement or any of the other Loan Documents, even if the amount of such charges would cause Overall Excess Availability to be less than $0.  At the option of the Administrative Agent and to the extent permitted by law, any charges so made shall constitute part of the Loans hereunder.  Alternatively, the Administrative Agent is authorized, subject to Section 8.03, to charge to such deposit account  maintained by any Borrower at East West Bank as the Borrower Representative may designate on behalf of the Borrowers and cause to be paid all fees, expenses, charges, costs and interest and principal, other than principal of the Loans, owing by the Borrowers to the Revolving Credit Lenders, the L/C Issuer or the Swingline Lender under this Agreement or any of the other Loan Documents.

2.19      Borrower Representative. Each Credit Party hereby designates PETIQ as its representative and agent on its behalf for the purposes of taking all actions required (including in respect of compliance with covenants) on behalf of any Credit Party under the Loan Documents (the “Borrower Representative”).  The Borrower Representative hereby accepts such appointment.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Credit Parties, and may give any notice or communication required or permitted to be given to any Credit Party hereunder to the Borrower Representative on behalf of such Credit Party or Credit Parties.  Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

2.20      Reserves and Eligibility Criteria. The Administrative Agent may, from time to time in its Permitted Discretion (x) establish, modify or eliminate Reserves and (y) adjust the eligibility criteria or establish new eligibility criteria with respect to Eligible Receivables, Eligible Inventory, Eligible Raw Materials Inventory, Eligible On-Hand Finished Goods Inventory and Eligible In-Transit Finished Goods Inventory.

2.21      Cash Collateral for L/C Obligations.

(a)        Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 2.05 or 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)        Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Secured Parties, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.21(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at East West Bank.  The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)        Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.21 or Sections 2.03,  2.05,  2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Credit Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein in accordance with Section 8.03.

(d)        Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral following the application of Section 8.03;  provided,  however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.22      Increase in Revolving Commitments.

(a)        Request for Increase.  Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time prior to the Maturity Date request increases in the Aggregate Commitments, provided that following any such increase, the Aggregate Commitments do not exceed $75,000,000; and provided further that (x) any such request for an increase shall be in a minimum amount of $5,000,000 and (y) the total number of such requests for an increase shall not exceed three (3).  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)        Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  No Lender’s Revolving Credit Commitment shall be increased pursuant to this Section 2.22 without the consent of such Lender.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)        Notification by Administrative Agent; Additional Lenders; Increase Joinder.  The Administrative Agent shall notify the Borrower Representative and each Lender of the Lenders’ responses to each request made under this Section 2.22.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional financial institutions that would qualify as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (an “Increase Joinder”).  Each Increase Joinder may, with the consent of the Administrative Agent, the Borrowers, the L/C Issuer, Swingline Lender and the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.22 (including, without limitation, any amendment necessary to update Schedule 2.01 or the Borrowing Base Certificate).

(d)        Effective Date, Allocations and Assignments and Purchases.  If the Aggregate Commitments are increased in accordance with this Section 2.22, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the final allocation of such increase and of the Increase Effective Date.  Each of the Lenders having a Revolving Credit Commitment prior to any Increase Effective Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Revolving Credit Commitment on the applicable Increase Effective Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in Letters of Credit on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in Letters of Credit will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their respective Applicable Percentages after giving effect to such increased Applicable Credit Commitments.

(e)        Maturity of Increased Revolving Credit Commitments.  All Revolving Credit Commitments increased pursuant to this Section 2.22 shall mature on the Maturity Date.

(f)        Conditions to Effectiveness of Increase.  As a condition precedent to any increase pursuant to this Section 2.22, the Borrowers shall deliver to the Administrative Agent a certificate of the Borrower Representative dated as of the Increase Effective Date signed by a Member of Senior Management of the Borrower Representative certifying that, after giving effect to such increase, (A) unless waived by the Administrative Agent and the Lenders providing the increase in the Aggregate Commitments, the representations and warranties contained in Section 5 are true and correct in all material respects on and as of the Increase Effective Date, except (i) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all respects and (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Event of Default exists.

(g)        Benefit of Loan Documents.  All Revolving Credit Commitments made pursuant to this Section 2.22 shall be entitled to all of the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guaranties and the security interests created by the Loan Documents.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01      Taxes.

(a)        Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

i.          Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

ii.         If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

iii.        If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this

Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)        Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)        Tax Indemnifications.

i.          Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Credit Parties shall, and do hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

ii.         Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan

Document against any amount due to the Administrative Agent under this clause (ii).

(d)        Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Status of Lenders; Tax Documentation.

i.          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

ii.         Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax (or any substantively comparable subsequent versions thereof or successors thereto);

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)       executed copies of IRS Form W-8ECI (or any substantively comparable subsequent versions thereof or successors thereto);

(III)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, a certificate substantially in the form of Exhibit H (a “U.S. Tax Compliance Certificate”), and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto); or

(IV)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any substantively comparable subsequent versions thereof or successors thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any substantively comparable subsequent versions thereof or successors thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

iii.        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f)        Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)        Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02      Illegality.   If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund, or charge interest with respect to any Credit Extension, or to determine or charge interest rates, in each case, based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Loans at the Eurodollar Rate shall be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.  Until such circumstances giving rise to the determination no longer exist, as set forth in a written notice provided by such Lender to the Administrative Agent and the Borrower Representative, all outstanding Loans of such Lender and Loans thereafter made by such Lender shall bear interest at the Base Rate plus 9.00% per annum (or at the Default Rate if an Event of Default has occurred that is continuing) in the amount specified therein.

3.03      Inability to Determine Rates.  If the Administrative Agent determines in connection with any request for a Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and/or for three month interest periods, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate or (c) the Eurodollar Rate with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Loans at an interest rate based on the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice and during such time, all such outstanding Loans shall bear interest at the Base Rate plus 9.00% per annum (or at the Default Rate if an Event of Default has occurred that is continuing).  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans bearing interest at the Base Rate plus 9.00% per annum (or at the Default Rate if an Event of Default has occurred that is continuing) in the amount specified therein.

3.04      Increased Costs.

(a)        Increased Costs Generally.  If any Change in Law shall:

i.          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

ii.         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

iii.        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender  or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the

Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05      Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower Representative or (c) any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (all of such losses, costs or expenses, together with any administrative fees referred to in the following sentence, are referred to herein collectively as the “Breakage Costs”).  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06      Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower Representative such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07      Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO Credit Extensions

4.01      Conditions to the Effective Date.  The obligation of each Lender and the L/C Issuer to make any Credit Extension hereunder is subject to satisfaction of the following conditions on or prior to the date hereof to the satisfaction of the Administrative Agent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals or facsimile or other electronic image transmission (e.g., “PDF” or “TIF” via electronic mail) copies (followed promptly by originals) unless otherwise specified, each properly executed by a member of the Senior Management of the signing Credit Party, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date):

i.          (A) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent and the Borrowers;

ii.         a Note executed by the Borrowers in favor of each Lender requesting a Note;

iii.        an officer’s certificate of each Credit Party executing a Loan Document: (A) attaching: (1) the certificate or articles of incorporation or memorandum and articles of association (or such equivalent thereof) of such Credit Party; and (2) the by-laws, limited liability company agreement, partnership agreement or other applicable Governing Document of such Credit Party, and (B) certifying and attaching true, correct and complete copies of the resolutions or votes of the board of directors or board of managers (or equivalent thereof) of such Credit Party, authorizing such Credit Party’s entry into the Loan Documents to which it is a party; and (C) certifying the incumbency of members of the Senior Management of such Credit Party authorized to act in connection with this Agreement and the other Loan Documents to which such Credit Party is a party and providing a specimen signature of such members of the Senior Management of such Credit Party who will be signing Loan Documents on the Amendment Effective Date and thereafter;

iv.        such documents and certifications as the Administrative Agent may require to evidence that each Credit Party executing a Loan Document is validly existing, in good standing and qualified to engage in business (A) in its jurisdiction of incorporation or formation, as applicable, and (B) in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification in such jurisdiction;

v.         favorable legal opinions of counsel to the Credit Parties addressed to the Administrative Agent and each Lender, as to matters concerning the Credit Parties and the Loan Documents as the Administrative Agent may reasonably request;

vi.        a certificate of a member of the Senior Management of the Borrower Representative certifying that (A) the conditions specified in Sections 4.02(a),  (b),  (c) and (d) have been satisfied, (B) there has been no event or circumstance since December 31, 2016 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) all consents, licenses and approvals required in connection with the execution, delivery and performance by each Credit Party and the validity against each Credit Party of the Loan Documents to which such Credit Party is a party have been obtained, and that such consents, licenses and approvals shall be in full force and effect (including, without limitation, consents, approvals and/or amendments necessary under any document or instrument evidencing any Indebtedness of any Credit Party);

(b)        All conditions precedent to the consummation of the VIP Petcare Acquisition in the VIP Petcare Acquisition Agreement shall have been satisfied in all material respects or waived, without giving effect to any amendments thereto or any waivers or consents thereto or to the Acquisition Agreement that are materially adverse to the Administrative Agent or the Lenders, in each case, without the consent of the Administrative Agent.  The VIP Petcare Acquisition shall have been or, substantially concurrently with the initial funding of the Initial Term Loans be, consummated in accordance with the terms of the VIP Petcare Acquisition Agreement;

(c)        The Administrative Agent shall have received duly executed Agency Account Agreements, signed by each of the applicable parties thereto, for each deposit account or securities account required to be subject to an Agency Account Agreement pursuant to the terms of Section 6.17 hereof;

(d)        Subject to the terms of Section 6.07, the Administrative Agent shall have received certificates of insurance from an independent insurance broker naming the Administrative Agent as additional insured or lender’s loss payee thereunder, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Agreement and the other Loan Documents, which shall be in amounts, types and terms and conditions reasonably satisfactory to the Administrative Agent;

(e)        The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral; provided, that perfection of such Liens on the assets of the Target Companies shall be a condition under this Section 4.01 solely to the extent that perfection can be accomplished by the delivery of pledged certificated securities, the filing of a financing statement under the UCC or the filing of a short-form intellectual property security agreement with the U.S. Patent and Trademark Office or the U.S. Copyright Office;

(f)        The Administrative Agent shall have received from each Credit Party executing a Loan Document, a completed and executed Perfection Certificate and the results of UCC and intellectual property searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(g)        The Administrative Agent shall have received an unaudited pro forma consolidated balance sheet of the Borrowers and related pro forma statement of income as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least forty-five days prior to the Amendment Effective Date (or if the end of the most recently completed four-fiscal quarter period is the end of a Fiscal Year, ended at least ninety days before the Amendment Effective Date), prepared after giving effect to as if the Amendment Effective Date Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such income statement) and each such pro forma financial statement shall be prepared in good faith by the Borrowers;

(h)        The Administrative Agent shall have received an officer’s certificate of the Borrower Representative dated as of the Amendment Effective Date and signed by a Financial Officer as to the Solvency of the Credit Parties and their Subsidiaries, on a consolidated basis, immediately after giving effect to the Loans hereunder and the other transactions contemplated hereby occurring on the Amendment Effective Date;

(i)         After giving effect to the Amendment Effective Date Transactions, all Indebtedness for borrowed money of Parent, the Borrowers and their Restricted Subsidiaries (other than Indebtedness permitted under Section 7.02(c) or Section 7.02(d)) shall be repaid in full in cash, all related commitments shall be terminated and all liens, if any, in connection therewith shall be released;

(j)         The Administrative Agent shall have received an initial Loan Advance Request and disbursement instructions from the Borrower, indicating how the proceeds of the Loans to be made on the Amendment Effective Date are to be disbursed;

(k)        The Administrative Agent shall have received at least three Business Days prior to the Amendment Effective Date all information reasonably requested by it in writing five Business Days prior to the Amendment Effective Date under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act;

(l)         Any fees required to be paid under the Loan Documents on or before the Amendment Effective Date (including any such fees required by the Fee Letter) shall have been paid;

(m)       The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent);

(n)        The aggregate amount of commitments under the Term Credit Agreement is $75,000,000 or less and the borrowings thereunder as of the Amendment Effective Date is $75,000,000 or less.  The Term Loan Credit Agreement and other Term Loan Documents in connection therewith are satisfactory to the Administrative Agent;

(o)        The Specified Representations shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date.  Each of the VIP Petcare Acquisition Agreement Representations shall be true and correct in all material respects (but without duplication of any materiality qualifications) on and as of the dates specified in the VIP Petcare Acquisition Agreement;

(p)        If any Credit Extension is requested to be made on the Amendment Effective Date, the Borrowers shall have delivered to the Administrative Agent a Request for Credit Extension in accordance with the requirements hereof; and

(q)        The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders reasonably may require (including, if requested by the Administrative Agent, East West Bank’s standard forms of automatic payment authorization and controlled account-disbursement authorization), each in form and substance reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or reasonably acceptable or satisfactory to such Person unless the Administrative Agent shall have received notice from such Person prior to the proposed Amendment Effective Date specifying its objection thereto.

4.02      Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)        The representations and warranties of the Borrowers and each other Credit Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.02 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c) respectively, of Section 6.04.

(b)        No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)        The Borrower Representative shall have delivered to the Administrative Agent a Request for Credit Extension in accordance with the requirements hereof, which shall include a Borrowing Base Certificate in form and substance reasonably acceptable to the Administrative Agent (such Borrowing Base Certificate to be the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.04(d) modified to reflect Total Outstandings on such date).

(d)        Subject to Section 2.17, (i) after giving effect to such Credit Extension, Overall Excess Availability shall be greater than $0 and (ii) if a Revolving Credit Borrowing is requested, after giving effect thereto, Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility.

Each Request for Credit Extension submitted by the Borrower Representative shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a),  (b), (c), and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Credit Party signatory hereto represents and warrants to the Lenders and the Administrative Agent for itself and on behalf of its Restricted Subsidiaries as follows:

5.01      Corporate Authority, Etc.

(a)        Existence, Qualification and Power.  Each Credit Party and each Restricted Subsidiary thereof (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii) of this Section 5.01(a), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)        Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party, (i) have been duly authorized by all necessary corporate or other organizational action, and (ii) do not and will not (A) contravene the terms of any of such Person’s Governing Documents; (B) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any material payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any applicable Law.

(c)        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document or (ii) the grant by any Credit Party of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance by any Credit Party of the Liens created under the Security Documents (including the first priority nature thereof), or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except, in each case, for approvals, consents, exemptions, authorizations, actions, notice and filing which have been duly obtained, taken, given or made and are in full force and effect.

(d)        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by any applicable Debtor Relief Laws, moratorium or similar laws affecting creditors’ rights generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.02      Financial Statements; Projections.

(a)        There has been furnished to the Administrative Agent (for distribution to each of the Lenders) financial statements of the type described in Section 6.04(a) for the Fiscal Year ended December 31, 2015 and December 31, 2016 for (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare.  Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare, in each case, as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare, in each case, as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b)        There has been furnished to the Administrative Agent (for distribution to each of the Lenders) an unaudited consolidated balance sheet of (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare, in each case, as of the Fiscal Quarter ended September 30, 2017 and unaudited consolidated statements of income or operations and cash flow of (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare, in each case, as of the Fiscal Quarter ended September 30, 2017, in each case, certified by a Financial Officer of PETIQ.  Such balance sheet and statement of income or operations and cash flows have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present the financial condition of (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare, in each case, as of the date thereof and the results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.  There are no contingent liabilities of (x) Parent, the Borrowers and their Subsidiaries (other than VIP Petcare) and (y) VIP Petcare, in each case, as of such date involving material amounts, known to the officers of Parent, the Borrowers or any Restricted Subsidiary required to be disclosed in such balance sheet and the notes related thereto in accordance with GAAP which were not disclosed in such balance sheet and the notes related thereto.

(c)        There has been furnished to the Administrative Agent (for distribution to each of the Lenders) an unaudited consolidated balance sheet of Parent, the Borrowers and their Restricted Subsidiaries (other than VIP Petcare) as of the Fiscal Month of October 2017 and unaudited consolidated statements of income or operations and cash flow of Parent, the Borrowers and their Restricted Subsidiaries (other than VIP Petcare) as of the Fiscal Month of October 2017, in each case, certified by a Financial Officer of the

Borrower Representative.  Such balance sheet and statement of income or operations and cash flows have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present the financial condition of Parent, the Borrowers and their Restricted Subsidiaries (other than VIP Petcare) as of the date thereof and the results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.  There are no contingent liabilities of Parent, the Borrowers or any Restricted Subsidiary (other than VIP Petcare) as of such date involving material amounts, known to the officers of Parent, the Borrowers or any Restricted Subsidiary required to be disclosed in such balance sheet and the notes related thereto in accordance with GAAP which were not disclosed in such balance sheet and the notes related thereto.

(d)        There has been furnished to the Administrative Agent (for distribution to each of the Lenders) an unaudited pro forma consolidated balance sheet of PETIQ and related pro forma statement of income as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least forty-five days prior to the Amendment Effective Date (or if the end of the most recently completed four-fiscal quarter period is the end of a Fiscal Year, ended at least ninety days before the Amendment Effective Date), prepared after giving effect to as if the Amendment Effective Date Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such income statement).  Such financial statements (i) have been prepared in good faith by PETIQ based upon (A) the assumptions stated therein (which assumptions are believed by PETIQ on the date of delivery thereof and on the Amendment Effective Date to be reasonable), (B) accounting principles consistent with the accounting principles applied to the historical financials of PETIQ and VIP Petcare and (C) the best information available to PETIQ as of the date of delivery thereof, (ii) accurately reflect all adjustments required to be made to give effect to the Amendment Effective Transactions, (iii) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered thereby and (iv) present fairly the pro forma consolidated financial position and results of operations of Parent, the Borrowers and their Restricted Subsidiaries as of such date and for such periods, assuming that the Amendment Effective Date Transactions occurred as of such date or at the beginning of such period, as applicable.

(e)        There has also been furnished to the Administrative Agent (for distribution to each of the Lenders), for Parent, the Borrowers and their Restricted Subsidiaries (other than the Mark and Chappell Entities) (i) forecasts for the 2018 Fiscal Year and (ii) projections for the 2018 Fiscal Year.  Such forecasts and projections were prepared in good faith on the basis of assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of their delivery and represented, at the time of delivery, the Borrowers’ best estimate of their future financial conditions and performance.  To the knowledge of the Credit Parties, as of the Amendment Effective Date, no facts exist that (individually or in the aggregate) would reasonably be expected to result in any material adverse change in any of such forecasts or projections (taken as a whole).  Such forecasts and projections have been prepared on a pro forma basis after giving effect to the transactions contemplated hereby.  As of the Amendment Effective Date, such forecasts and projections are based upon reasonable estimates and assumptions and reflect the reasonable estimates of the Credit Parties of the results of operations and other information projected therein.

5.03      Solvency.  After giving effect to the Loans hereunder, the Amendment Effective Date Transactions and the other transactions contemplated hereby, the Credit Parties and their Restricted Subsidiaries, on a consolidated basis, are Solvent.

5.04      No Material Adverse Change.  Since December 31, 2016, there has occurred no Material Adverse Effect.

5.05      Ownership of Property; Liens.  Each of the Credit Parties and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Credit Parties and their Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.03.

5.06      Franchises, Patents, Copyrights, etc.  Each Credit Party possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing (collectively, “Intellectual Property”), adequate for the conduct of its business without known material conflict with any rights of others except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Perfection Certificate delivered on the Amendment Effective Date sets forth a true, correct and complete list of all patents, patent applications, federally registered copyrights and copyright applications, trademarks and trademark applications owned by any Credit Party as of the Amendment Effective Date.

5.07      Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of its Subsidiaries that (a) purport to materially adversely affect this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to result in material liabilities against the Credit Parties and their Restricted Subsidiaries, taken as a whole, either individually or in the aggregate except as disclosed in Schedule 5.07, and there has been no material adverse change in the status, or financial effect on the Credit Parties and their Subsidiaries, taken as a whole, of the matters described on Schedule 5.07.

5.08      No Default.  No Default or Event of default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.09      Compliance with Laws.  Each Credit Party and each Restricted Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10      Tax Status.  The Credit Parties (i) have filed or caused to be filed all federal, material provincial and all material state, and material foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject and (ii) have paid all material Taxes (including withholdings) required to have been paid including in their capacity as tax withholding agents, except those being contested in good faith and by appropriate proceedings and for which the Credit Parties have set aside on their books reasonably adequate provisions therefor in accordance with GAAP (unless foreclosure or other similar enforcement action has been commenced in respect thereof or any Lien has been filed or otherwise perfected therefor, in which case such exception does not apply).  There is no proposed material tax assessment or other claim against, and no material tax audit with respect to, the Borrowers or any Restricted Subsidiary.  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in material compliance with all material applicable, federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.

5.11      Insurance.  The properties of the Credit Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties operate, which such insurance shall include general property insurance, general liability insurance and insurance covering contamination or recall of Inventory.

5.12      Investment Company Act.   None of any Credit Party, any Person controlling any Credit Party, or any Restricted Subsidiary of any Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13      ERISA Compliance.

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of each Credit Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)        There are no pending or, to the best knowledge of each Credit Party, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred, and neither any Credit Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Credit Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Credit Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Credit Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)        Neither any Credit Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

5.14      Margin Regulations.    The proceeds of the Loans shall be used solely for the purposes specified in Section 6.11.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.  No part of the proceeds of any Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying margin stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulation T, Regulation U or Regulation X.

5.15      Use of Proceeds. The Borrowers will use the proceeds of the Loans only for the purposes specified in Section 6.11.  The proceeds of the Loans will not be used in violation of Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

5.16      [Reserved].

5.17      Subsidiaries, etc..  As of the Amendment Effective Date, the Borrowers do not have any Subsidiaries except as set forth on Schedule 5.17 hereto and, as of the Amendment Effective Date, all of the outstanding Capital Stock in such Subsidiaries has been validly issued, fully paid and nonassessable and are owned by the Borrowers (or a Subsidiary of the Borrowers)

in the amounts specified on Schedule 5.17 free and clear of all Liens (other than Permitted Liens and Liens in favor the Administrative Agent granted under the Security Documents).

5.18      Environmental Compliance.  Each Credit Party and each Restricted Subsidiary thereof is in compliance with the requirements of all Environmental Laws applicable to the business, operations and properties of such Credit Party and its Restricted Subsidiaries except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Credit Parties and their Restricted Subsidiaries (x) are, and within the period of all applicable statutes of limitation have been, in compliance (in all material respects) with all applicable Environmental Laws; (y) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (z) are, and within the period of all applicable statutes of limitation have been, in compliance (in all material respects) with all of their Environmental Permits.

5.19      Bank Accounts.  The Perfection Certificate delivered on the Amendment Effective Date sets forth the true, correct and complete account numbers and location of all bank accounts of the Credit Parties as of the Amendment Effective Date.

5.20      Labor Contracts.  Except as set forth on Schedule 5.20, as of the Amendment Effective Date, none of the Credit Parties or their Restricted Subsidiaries is party to any collective bargaining agreement.  There are no material grievances, disputes or controversies with any union or other organization of any Credit Party’s or their Restricted Subsidiaries’ employees, or threats of strikes or work stoppages that would reasonably be expected to result in a Material Adverse Effect.

5.21      Disclosure.  Each Credit Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

5.22      Security Documents.

(a)        The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of (i) any Capital Stock pledged pursuant to the Security Agreement represented by certificates, (x) when such certificates are delivered to the Administrative Agent or (y) when financing statements in appropriate form are filed in the offices specified on the

Perfection Certificate and (ii) the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified on the Perfection Certificate and such other filings as are specified on Schedule [3] to the Security Agreement have been completed, the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case, prior and superior in right to any other Person (except, with respect to priority only, Permitted Prior Liens and, in the case of collateral constituting Capital Stock, Permitted Equity Liens).

(b)        Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the recording office designated by the Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

5.23      OFAC.  No Credit Party, nor, any Related Party nor, to the knowledge of the Credit Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject of any Sanctions, (b) located, organized or residing in any Designated Jurisdiction, (c) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (d) or has been(within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  Neither any Credit Party, nor any Subsidiary nor, to the knowledge of any Credit Party, any Affiliate of any Credit Party (x) is a Sanctioned Person, (y) has any of its assets in Sanctioned Countries, or (z) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent ) of Sanctions.

5.24      PATRIOT ACT, ANTI-CORRUPTION LAWS ETC.

(a)        To the extent applicable, each Credit Party and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)        Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)        Parent, the Borrowers and their Subsidiaries and their respective officers, directors, employees and, to the knowledge of the Borrowers, the agents of Parent, the Borrowers and their Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions.

(d)        None of the Credit Parties or any Subsidiaries thereof is in violation of any Anti-Terrorism Law, engages in, or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each Credit Party signatory hereto covenants and agrees for itself and on behalf of its Restricted Subsidiaries that, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any Secured Cash Management Obligation or Secured Hedge Obligation) remains outstanding:

6.01      Punctual Payment.  Each Credit Party will duly and punctually pay or cause to be paid when due all principal and interest on the Loans, the fees and all other Obligations and amounts provided for in this Agreement and the other Loan Documents to which it is a party and will cause to be paid any amounts owing by any Credit Party, all in accordance with the terms of this Agreement and such other Loan Documents.

6.02      Maintenance of Office; Certain Changes.  Each Credit Party will maintain its chief executive office, distribution center, warehouse, shipping center, plant, factory, or other similar location at the locations identified in the Perfection Certificate delivered by such Credit Party to the Administrative Agent or at such other place as the Borrower Representative shall designate upon no less than (a) 30 days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent) in the case of its chief executive office or a material distribution center, material warehouse or material plant (which, for the avoidance of doubt, shall include the facilities located in Florida, Utah, Texas and Indiana) or (b) 15 days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent) in the case of any other distribution center, warehouse, shipping center, plant, factory or other similar location, in each case, where notices, presentations and demands to or upon any Credit Party in respect of the Loan Documents to which such Credit

Party is a party may be given or made.  Each Credit Party shall notify the Administrative Agent, in writing, not less than thirty (30) days’ (or such shorter period as may be acceptable to the Administrative Agent) prior to any change in its name or the type of its organization, jurisdiction or organization, organizational identification number, or tax identification number .

6.03      Records and Accounts.  Each Credit Party will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with, and all financial statements provided for herein shall be prepared in accordance with GAAP consistently applied; (ii) maintain adequate accounts and reserves for all taxes (including income taxes, depreciation, depletion, obsolescence and amortization of its properties, contingencies and other reserves); and (iii) at all times maintain the Auditor as the Credit Parties’ accountants.

6.04      Financial Statements, Certificates and Information.  The Credit Parties will deliver to the Administrative Agent and, upon request, to the Lenders:

(a)        as soon as practicable, but in any event no later than ninety (90) days after the end of each Fiscal Year,

i.          the consolidated and consolidating balance sheet of the Parent, the Borrowers and their Restricted Subsidiaries, as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, cash flows and shareholders’ equity for such Fiscal Year, each setting forth in comparative form the figures for the previous Fiscal Year and all such consolidated and consolidating financial statements to be in reasonable detail, prepared in accordance with GAAP consistently applied and such consolidated and consolidating financial statements to be audited and accompanied by a report and opinion prepared in accordance with generally accepted auditing standards by independent certified public accountants reasonably satisfactory to the Administrative Agent and certified without qualification and without expression of uncertainty as to the ability of Parent, the Borrowers and their Restricted Subsidiaries to continue as going concerns (other than a “going concern” qualification resulting from an upcoming maturity under this Agreement or the Term Credit Agreement occurring within one year from the time of such opinion is delivered or a breach of Section 7.13 hereunder), together with a copy of their accountants’ management letter (if any) for such Fiscal Year and

ii.         a Compliance Certificate duly executed by a Financial Officer of the Borrower Representative, which, among other things,

(A)       attaches and certifies to the foregoing consolidated and consolidating financial statements, accountants statements, management letters and a management discussion and analysis prepared in connection with such financial statements,

(B)       certifies that the information contained in such consolidated and consolidating financial statements fairly presents in all material respects the financial condition of Parent, the Borrowers and their Restricted Subsidiaries on the dates indicated therein,

(C)       appends computations evidencing the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, and Excess Cash Flow, in each case, for the Reference Period ended as of the last day of such Fiscal Year and specifying whether the Credit Parties have complied with Sections 7.13 and 7.15, and

(D)       states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Year, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

(b)        as soon as practicable, but in any event no later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year

i.          the consolidated and consolidating balance sheet of the Parent, the Borrowers and their Restricted Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations, cash flows and shareholders’ equity for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, each setting forth in comparative form the figures for the previous Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and all such consolidated and consolidating financial statements to be in reasonable detail, prepared in accordance with GAAP consistently applied and

ii.         a Compliance Certificate duly executed by a Financial Officer of the Borrower Representative, which, among other things,

(A)       attaches and certifies to the foregoing consolidated and consolidating financial statements and a management discussion and analysis prepared in connection with such financial statements (subject to year-end adjustments and the absence of footnotes),

(B)       certifies that the information contained in such consolidated and consolidating financial statements fairly presents in all material respects the financial condition of Parent, the Borrowers and their Restricted Subsidiaries on the dates indicated therein,

(C)       appends computations evidencing the Fixed Charge Coverage Ratio and the First Lien Net Leverage Ratio for the Reference Period ended as of the last day of such Fiscal Quarter and specifying whether the Credit Parties have complied with Sections 7.13 and 7.15, and

(D)       states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Quarter, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof;

(c)        as soon as practicable, but in any event no later than forty five (45) days after the end of each Fiscal Month

i.          the unaudited monthly consolidated and consolidating financial statements of Parent, the Borrowers and their Restricted Subsidiaries for such Fiscal Month, including the consolidating balance sheet of Parent, the Borrowers and their Restricted Subsidiaries, as at the end of such Fiscal Month, the related consolidating statements of income or operations and cash flows for such Fiscal Month and for the portion of the Fiscal Year then ended, each setting forth in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, each, prepared in accordance with GAAP consistently applied and

ii.         a Compliance Certificate duly executed by a Financial Officer of the Borrower Representative, which, among other things,

(A)       attaches and certifies to the foregoing consolidated financial statements and a management discussion and analysis prepared in connection with such financial statements (subject to year-end adjustments and the absence of footnotes),

(B)       certifies that the information contained in such financial statements fairly presents in all material respects the financial condition of Parent, the Borrowers and their Restricted Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes),

(C)       appends computations evidencing the Fixed Charge Coverage Ratio for the Reference Period ended as of the last day of such Fiscal Month and specifying whether the Credit Parties have complied with Section 7.13, and

(D)       states that such Financial Officer has reviewed this Agreement and the other Loan Documents and has no knowledge of any Default or Event of Default during such Fiscal Month, or if such Financial Officer has such knowledge, specifying each Default or Event of Default and the nature thereof to the Administrative Agent’s reasonable satisfaction;

(d)        as soon as available and in any event within twenty (20) days after the end of each calendar month (or, during a Weekly Collateral Reporting Trigger Period, within two Business Days after the end of each calendar week), and at such other times as the Administrative Agent may reasonably require, (i) a Borrowing Base Certificate with respect to the Collateral of the Borrowers as of the close of business of such month (or if weekly reporting applies, as of the close of business of such week on the immediately preceding Business Day (provided that if such week is the last week of a month, then the Borrowing Base Certificate for such week shall be delivered as of the last day of the month)), accompanied by accounts receivable and accounts payable agings and copies of the Borrowers’ sales journal, cash receipts journal and credit memo for the relevant period, and such other supporting detail, documentation and information related thereto as the Administrative Agent shall reasonably request (including copies of all invoices prepared in connection with the Accounts) and (ii) a perpetual inventory and the Administrative Agent’s standard form of Inventory report then in effect (or the form most recently requested by the Administrative Agent), by each category of Inventory, together with a description of the monthly (or, if applicable, weekly) change in each category of Inventory, in each case, as of the close of business on the last day of such month or week, as applicable, in each case, accompanied by such supporting detail, documentation and information as the Administrative Agent shall reasonably request;

(e)        As soon as practicable and in any event within twenty (20) days after the end of each Fiscal Month, (i) a summary and detailed aging of the Borrowers’ Accounts in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, (ii) a summary and detailed aging of the Borrowers’ accounts payable in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, (iii) a listing of any held checks, (iv) a perpetual inventory report for the Borrowers by each category of Inventory and otherwise in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, and (v) reconciliations of Accounts, accounts payable, Inventory and loan balances to the general ledger;

(f)        within 30 days after each June 30 and December 31, a list of the names and addresses of all Account Debtors of the Borrowers;

(g)        not later than January 31 of each Fiscal Year, an annual business plan and projections for Parent, the Borrowers and their Restricted Subsidiaries for the following Fiscal Year on a monthly basis (such projections to include consolidated balance sheets, statements of cash flows, statements of income or operations of Parent, the Borrowers and their Restricted Subsidiaries and Overall Excess Availability, in each case prepared on a month-by-month basis and such other matters reasonably requested by the Administrative Agent);

(h)        promptly upon receipt thereof, copies of any detailed audit reports, financial control reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Credit Parties by independent accountants other consultants or advisors in connection with the accounts or books of ay Credit Party or any Subsidiary or any audit of any of them;

(i)         immediately, and in any event within two (2) Business Days after receipt by a member of Senior Management thereof by any Credit Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from any

Governmental Authority concerning any material investigation by such agency regarding financial or other operational results of any Credit Party or any Subsidiary;

(j)         promptly following the request of the Administrative Agent, a report summarizing the insurance coverage in effect for each Credit Party and its Restricted Subsidiaries and promptly following the modification, renewal, replacement of any insurance policy of any Credit Party or its Restricted Subsidiaries, updated insurance certificates and endorsements evidencing such coverage;

(k)        as soon as practicable, but in any event no later than ten (10) days following the end of any Fiscal Quarter in which there has been a change since the last Fiscal Quarter in the Intellectual Property or bank accounts of the Credit Parties, as applicable, updated Schedules 5.07,  5.17, and 7.08, an updated Exhibit A to the IP Security Agreement, or an updated list of bank accounts in the Perfection Certificate identified in Section 5.19, in each case in substantially the same form as the most recent schedule of the same delivered to the Administrative Agent; and

(l)         promptly following a request therefor, from time to time such sales projections, budgets, operating plans or other financial data or information as the Administrative Agent or any Lender may reasonably request.

(m)       Notwithstanding the foregoing, the obligations to provide certain financial statements in Section 6.04(a)(i) and (b)(i) may also be satisfied by the furnishing of the Form 10-K or 10-Q, as applicable, of Parent (or Parent’s direct or indirect parent company) filed with the SEC or otherwise made available to the Administrative Agent for delivery to each Lender, in each case, within the time periods specified in Section 6.04(a) and (b);  provided, that to the extent such financial statements relate to any Person or Persons other than Parent, the Borrowers and their Restricted Subsidiaries, on a standalone basis, (including, without limitation, any Unrestricted Subsidiaries or any direct or indirect parent of Parent), such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Person or Persons, on the one hand, and Parent, the Borrowers and their Restricted Subsidiaries, on a standalone basis, on the other hand, which consolidating information shall be certified by a Financial Officer of the Borrower Representative as having been fairly presented in all material respects.

6.05      Notices.

(a)        Defaults.  The Credit Parties will promptly (but in any event within three (3) Business Days) notify the Administrative Agent and each Lender in writing following Senior Management obtaining knowledge of the occurrence of (i) any Default or Event of Default or (ii) any “default,” “event of default” or material breach under any Material Agreement or Pharmaceutical License or (iii) any termination or expiration of any Material Agreement or Pharmaceutical License.

(b)        Material Adverse Effect.  The Credit Parties shall promptly (but in any event within three (3) Business Days following Senior Management obtaining knowledge thereof) disclose in writing to the Administrative Agent (for distribution to each Lender) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Restricted Subsidiary, including (A) with respect to any litigation disclosed on Schedule 5.07 and (B) pursuant to any applicable Environmental Laws.

(c)        ERISA Events.  The Credit Parties shall promptly following Senior Management obtaining knowledge disclose in writing to the Administrative Agent the occurrence of any ERISA Event;

(d)        Change in Accounting Policies or Financial Reporting.  The Credit Parties shall promptly disclose in writing to the Administrative Agent notice of (i) any material change in accounting policies or financial reporting practices by Parent, the Borrowers or any Subsidiary, provided, that no such change shall alter the accounting methodology for inventory or Receivables (including the aging of Receivables) without the prior written consent of the Administrative Agent or (ii) discharge by any Credit Party of its independent accountants or any withdrawal or resignation by such independent accountants.

(e)        Notice of Tax Claims, Litigation and Judgments.  The Credit Parties and their Restricted Subsidiaries will give notice to the Administrative Agent and each Lender in writing within three (3) Business Days’ of Senior Management obtaining knowledge of (i) any written notice of proposed assessment or written notice of the commencement of any audit by any Governmental Authority for unpaid Taxes of any Credit Party or any Restricted Subsidiary that are due and payable, (ii) any commencement of any litigation or proceedings threatened in writing or any pending litigation affecting any Credit Party or any of its Restricted Subsidiaries or to which any Credit Party or any Restricted Subsidiary thereof is or becomes a party involving any claim against any Credit Party that has  resulted in or could reasonably be expected to result in (A) liabilities of more than $1,000,000 against any Credit Party or any Restricted Subsidiary or (B) a Material Adverse Effect or (iii) any commencement of (A) a criminal investigation or (B) a criminal conviction or penalty for any felony, in each case with respect to any Credit Party or member of Senior Management of any Credit Party. The Credit Parties and their Restricted Subsidiaries will give notice to the Administrative Agent and each Lender, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within five (5) Business Days’ of any judgment not covered by insurance, final or otherwise, against any Credit Party in an amount in excess of $1,000,000 or of the entry of any non-monetary judgment that could reasonably be expected to have a Material Adverse Effect.

(f)        Notification of Claim against Collateral.  The Credit Parties will, promptly notify the Administrative Agent and each Lender in writing of any (i) Lien made or asserted against any of the Collateral or (ii) setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses in amounts greater than $500,000 or defenses to the Administrative Agent’s rights with respect to the Collateral.

(g)        Notices Concerning Inventory Collateral.  The Borrowers shall provide to the Administrative Agent prompt notice of (a) any physical count of any Borrower’s Inventory, together with a copy of the results thereof certified by the Borrowers, (b) any determination by the Borrowers that the aggregate Inventory levels of the Borrowers are not adequate to meet the sales projections of the Borrowers, and (c) any failure of any Credit Party to pay rent at any leased location where Inventory is located, which failure continues for more than ten (10) days following the day on which such payment rent is due and payable.  Immediately following the occurrence thereof, the Credit Parties shall deliver to the Administrative Agent, in form and substance acceptable to the Administrative Agent and with such supporting detail, documentation and information as the Administrative Agent shall reasonably request regarding any changes to standard cost of any Eligible On-Hand Finished Goods Inventory, Eligible In-Transit Finished Goods Inventory or Eligible Raw Materials Inventory, including without limitation, changes to better reflect the actual cost of such Inventory.  For the avoidance of doubt, any changes to the calculations of such standard cost and/or methodology for valuing any such Eligible Inventory shall not take effect the “Cost” of such Eligible Inventory for the purposes of calculating the Borrowing Base unless such changes are acceptable to the Administrative Agent (subject to Section 10.18).

(h)        Notification of Additional Intellectual Property Rights.  Within thirty (30) days of the end of each Fiscal Quarter, the Credit Parties and their Restricted Subsidiaries will notify the Administrative Agent in writing of any patents, patent applications, patent application disclosures filed with any patent office during such Fiscal Quarter, registered copyrights or mask works registered during such Fiscal Quarter, applications for registration of copyrights or mask works filed during such Fiscal Quarter and trademark and service mark registrations during such Fiscal Quarter, and trademark and service mark registration applications filed during such Fiscal Quarter, all of the foregoing whether a foreign or United States right, to the extent not listed on the Perfection Certificate most recently delivered to the Administrative Agent in accordance with this Agreement.

(i)         Environmental Events.  The Credit Parties and their Restricted Subsidiaries will promptly give notice to the Administrative Agent and each Lender (a) of any violation of any Environmental Law that any Credit Party or a Restricted Subsidiary reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon any member of Senior Management of any Credit Party or a Restricted Subsidiary obtaining knowledge thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential Environmental Liability, of any Governmental Authority that, in the case of clauses (a) or (b) above, could reasonably be expected to result in a Material Adverse Effect.

(j)         Prepayment Events.  Promptly following the occurrence of any event for which the Borrowers are required to make a prepayment under Section 2.05, together with all supporting information reasonably requested by the Administrative Agent.

(k)        Change in CEO or CFO.  The Credit Parties shall provide to the Administrative Agent prompt written notice of any change in any Credit Party’s chief executive officer or chief financial officer.

(l)         Labor Relations.  The Credit Parties shall provide to the Administrative Agent prompt written notice of any collective bargaining agreement or other labor contract to which a Credit Party or a Restricted Subsidiary becomes a party, or the application for the certification of a collective bargaining agent.

(m)       Fundamental Changes.  The Credit Parties shall provide to the Administrative Agent promptly written notice of the occurrence of any event described in Section 7.05(a).

Delivery by the Credit Parties to the Administrative Agent of any and all notices required to be delivered to the Lenders as herein required shall be deemed made upon receipt of such notices by the Administrative Agent.

6.06      Legal Existence; Maintenance of Properties.

(a)        Except as permitted by Section 7.05, each Credit Party and its Restricted Subsidiaries will do all things necessary to (i) maintain in full force and effect its legal existence and good standing under the laws of its jurisdiction of organization or incorporation, (ii) maintain its qualification to do business in each state or other jurisdiction in which the failure to do so would result in a Material Adverse Effect, and (iii) maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not result in a Material Adverse Effect.

(b)        Each Credit Party and its Restricted Subsidiaries (i) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Credit Parties (or such Restricted Subsidiary) may be necessary so that the business may carried on in the ordinary course, and (iii) will continue to engage in the lines of business conducted by them on the Amendment Effective Date and any lines of business which are reasonably related, complementary or incidental thereto; provided that nothing in this Section 6.06(b) shall prevent any Credit Party or a Restricted Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is permitted by Section 7.05(b).

6.07      Insurance.  Each Credit Party and its Restricted Subsidiaries will maintain with financially sound and reputable insurers insurance with respect to its material properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be commercially reasonable and in accordance with the terms of the Security Documents.  Such policies of insurance shall name the Administrative Agent as an additional insured or lender’s loss payee, as applicable and provide for not less than 30 days’ prior notice (or not less than 10 days’ in the case of the non-payment of premium) to the Administrative Agent of termination, lapse or cancellation of such insurance.  Notwithstanding any provisions of Section 4.01(d) or of this Section 6.07 to the contrary, the Target Companies shall furnish the Administrative Agent endorsements for their respective property and liability insurance policies within thirty (30) days following the Amendment Effective Date.

6.08      Taxes.  Each Credit Party and its Restricted Subsidiaries will (a) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such Taxes, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall be currently contested in good faith by appropriate proceedings and such Credit Party shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided further that the Credit Parties will pay all such Taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose or otherwise enforce any Lien that may have attached as security therefor, (b)  withhold from each payment to be made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is a resident, the amount of all Taxes and all other deductions or withholdings required to be withheld therefrom and pay the same to the proper taxing authority within the time required under any applicable law and (c) collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper taxing authority within the time required under any applicable law.  Each Credit Party and its Restricted Subsidiaries shall file or cause to be filed all federal, state, local and foreign income tax returns, and all other tax returns, reports, and declarations required by any jurisdiction to which it is subject as required by applicable Law.

6.09      Compliance with Laws, Contracts, Licenses, Permits; Leaseholds and Payment of Obligations Generally.

(a)        Compliance with Laws, Contracts, Licenses and Permits.  Each of the Credit Parties and its Restricted Subsidiaries will comply with (i) the applicable Laws wherever its business is conducted, including, without limitation all Environmental Laws, (ii) the provisions of its Governing Documents, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders, and judgments, provided, that in each case, such compliance shall be required by this Agreement only where noncompliance with this Section 6.09(a)(i)-(iv) would result in a Material Adverse Effect.  If any authorization, consent, approval, permit or license (including, without limitation, Pharmaceutical Licenses) from any Governmental Authority or any central bank or other fiscal or monetary authority shall become necessary or required in order that any Credit Party or any Restricted Subsidiary may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Credit Party is a party or to conduct its business in any jurisdiction, each Credit Party and each Restricted Subsidiary will promptly take or cause to be taken all commercially reasonable steps within the power of such Credit Party and/or such Restricted Subsidiary to obtain such authorization, consent, approval, permit or license, and upon request of the Administrative Agent, to furnish the Administrative Agent and the Lenders with evidence thereof.  In the event a Credit Party is unsuccessful in obtaining such authorization, consent, approval, permit or license, the Administrative Agent may, without limiting the generality of its discretionary rights with respect to Reserves, impose Reserves with respect to any Collateral held by such Person which may be affected by such failure to obtain such authorization, consent, approval, permit or license.

(b)        Compliance with Terms of Leaseholds.  Each Credit Party and its Restricted Subsidiaries will make all payments and otherwise perform all material obligations in respect of all leases of real property to which such Credit Party or Restricted Subsidiary, as applicable, is a party within any grace period provided therefor under such lease, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default by a Credit Party or a Restricted Subsidiary, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(c)        Payment of Obligations Generally.  Each Credit Party and its Restricted Subsidiaries will pay and discharge as the same shall become due and payable, all its other obligations and liabilities (except to the extent prohibited by Article VII), including (i) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon the Collateral or otherwise could reasonably be expected to result in a Material Adverse Effect and (ii) all Indebtedness, as and when due and payable, but subject to any subordination provisions or intercreditor arrangements contained in any instrument or agreement evidencing such Indebtedness.

(d)        Sanctions.  The Credit Parties and their Restricted Subsidiaries shall ensure that the Loans and the proceeds of any Loan, directly or indirectly, will not be lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(e)        Anti-Corruption and Anti-Terrorism Laws.  The Credit Parties and their Restricted Subsidiaries shall ensure that the proceeds of any Credit Extension are not directly or indirectly used by such Credit Party, Restricted Subsidiary or their respective Affiliates for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar Anti-Corruption Laws or any Anti-Terrorism Laws.

6.10      Physical Inventories.  The Credit Parties, at their own expense, shall cause not less than two (2) physical inventories to be undertaken in each twelve (12) month period thereafter, conducted by such inventory takers as are reasonably satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Administrative Agent. The Administrative Agent and the Lenders and/or their agents or representatives, at the expense of the Credit Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Credit Party.  The Credit Parties, within ten (10) Business Days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Credit Party) and shall post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable.  If any Event of Default exists and is continuing the Administrative Agent may cause such inventories to be taken as the Administrative Agent determines (each, at the expense of the Credit Parties).

6.11      Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used solely for (i) working capital and general corporate purposes subject to the restrictions set forth in this Agreement and (ii) the payment of fees and expenses incurred in connection with the Amendment Effective Date Transactions.  No Credit Party shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.12      Covenant to Guarantee Obligations and Give Security.

(a)        Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary after the Amendment Effective Date (other than any CFC, a CFC Holding Company or any direct or indirect Subsidiary of a CFC) by any Credit Party, then the Credit Parties shall, at the Credit Parties’ expense:

i.          within fifteen (15) Business Days after such formation or acquisition, cause such Restricted Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so and is not an Excluded Subsidiary), to duly execute and deliver to the Administrative Agent a Guarantee guaranteeing the other Credit Parties’ obligations under the Loan Documents,

ii.         within fifteen (15) Business Days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Restricted Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

iii.        within fifteen (15) Business Days after such formation or acquisition, cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Security Documents, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of such Restricted Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

iv.        within fifteen (15) Business Days after such formation or acquisition, cause such Restricted Subsidiary and each direct and indirect parent of such Restricted Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents or such other actions as are necessary or desirable under any applicable Law) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

v.         within fifteen (15) Business Days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i),  (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

vi.        as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition and that is to be subject to a Mortgage as provided in this Section 6.12, title reports, surveys and to the extent in the Credit Party’s possession or to the extent required by applicable Law, engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided,  however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)        Upon the acquisition of any property by any Credit Party following the Amendment Effective Date, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Credit Parties shall, at the Credit Parties’ expense (provided that notwithstanding anything contained in this Section 6.12(b), no more than 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any first-tier CFC and any CFC Holding Company and none of the Capital

Stock of any direct or indirect Subsidiary of a CFC formed or acquired by any Credit Party shall be required to be subject to the security interest of the Administrative Agent):

i.          within fifteen (15) Business Days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

ii.         within fifteen (15) Business Days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Administrative Agent Security Documents (to the extent not already delivered), as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Credit Party under the Loan Documents and constituting Liens on all such properties,

iii.        within fifteen (15) Business Days after such acquisition, cause the applicable Credit Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents or such action necessary or desirable under applicable Law) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

iv.        within fifteen (15) Business Days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

v.         as promptly as practicable after any acquisition of real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property, flood zone determination forms, flood insurance certificates, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided,  however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent;

(c)        At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such Security Documents.

(d)        Notwithstanding the foregoing in this Section 6.12, (i) any Subsidiary of the Borrowers that is a Credit Party shall not cease to be a Credit Party by reason of becoming a CFC, a CFC Holding Company or a direct or indirect Subsidiary of a CFC, and the proviso in Section 6.12(b) shall not apply to any such Subsidiary and (ii) any newly-formed Subsidiary of the Borrowers that is a U.S. person shall be a Credit Party regardless of whether it is formed as a direct or indirect Subsidiary of a CFC, and the proviso in Section 6.12(b) shall not apply to any such Subsidiary.

6.13      Certain Changes.  Each Credit Party shall notify the Administrative Agent, in writing, not less than thirty (30) days’ prior to (i) any change in its chief executive office, name or the type of its organization, jurisdiction or organization, organizational identification number, or tax identification number, (ii) the acquisition of any Real Estate pursuant to Section 7.05 or (iii) the acquisition of any material asset to the extent located in any jurisdiction other than those jurisdictions located in the United States of America or those jurisdictions specified on such Credit Party’s Perfection Certificate.

6.14      Conduct of Business.  Except as permitted by Section 7.05, each Credit Party and its Restricted Subsidiary will continue to engage primarily in the businesses engaged in by such Credit Party or such Restricted Subsidiary on the Amendment Effective Date, or such businesses as are reasonably related to the businesses engaged in by such Credit Party or such Restricted Subsidiary on the Amendment Effective Date.

6.15      Further Assurances.  Each Credit Party and its Restricted Subsidiaries will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.16      Inspections; Collateral Reports; Appraisals, Etc.

(a)        General.  Each Credit Party and its Restricted Subsidiaries shall permit the Lenders and the Administrative Agent, at the Credit Parties’ expense, to visit and inspect any of the properties of any Credit Party accompanied by a representative of the Credit Party to the extent such representative does not interfere with such inspection, to examine the books of account of such Credit Party or such Restricted Subsidiary (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Credit Party or such Restricted Subsidiary with, and to be advised as to the same by, its and their officers, in each case, except when an Event of Default shall have occurred and be continuing, at such reasonable times and intervals and with prior or contemporaneous notice as the Administrative Agent or any Lender may reasonably request.

(b)        Collateral Reports.  From time to time upon the request of the Administrative Agent or the Required Lenders, at the Credit Parties’ expense, the Credit Parties will obtain and deliver to the Administrative Agent and the Lenders, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor reasonably satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders)

with respect to the Collateral, which report shall indicate whether or not the information set forth in the Borrowing Base Certificates delivered to the Administrative Agent and the Lenders are accurate and complete in all material respects based upon a review by such auditors of the Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the applicable Credit Parties), and Inventory (including, in each case, verification as to the value, location and respective types) and other Collateral; provided that the Credit Parties shall be required to incur the costs and expenses of no more than (i) two (2) such collateral value reports in any calendar year if no Reporting Monitoring Event shall have occurred during such calendar year or  (ii) three (3) such collateral value reports in any calendar year if a Reporting Monitoring Event shall have occurred during such calendar year and (iii) an unlimited number of times following the occurrence and during the continuance of an  Event of Default.

(c)        Appraisals.  From time to time upon the request of the Administrative Agent or the Required Lenders, at the Credit Parties’ expense, the Credit Parties shall obtain and deliver to the Administrative Agent and the Lenders appraisal reports in form and substance and from Appraisers satisfactory to the Administrative Agent, including, without limitation of scope, among other things, the then current fair market, Net Orderly Liquidation Value and forced liquidation values of all or any portion of the Inventory, or other Collateral owned by the Credit Parties and describing changes to cost calculation methodology; provided that the Credit Parties shall not be required to incur the costs and expenses of more than (i) two (2) appraisals as to Inventory per calendar year if no Reporting Monitoring Event shall have occurred during such calendar year or (ii) three (3) appraisals as to Inventory per calendar year if a Reporting Monitoring Event shall have occurred during such calendar year and (iii) an unlimited number of times following the occurrence and during the continuance of an  Event of Default.

(d)        Communications with Accountants.  Each Credit Party and its Restricted Subsidiaries authorize the Administrative Agent and the Lenders to communicate directly with such Credit Party’s and such Restricted Subsidiaries’ independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Credit Party or such Restricted Subsidiary.  At the request of the Administrative Agent or any Lender, each Credit Party and its Restricted Subsidiaries shall deliver a letter addressed to such accountants authorizing them to communicate directly with the Administrative Agent and the Lenders in accordance with the foregoing.

6.17      Bank Accounts.

(a)        General.  The Credit Parties shall (i) (a) instruct all commercial account debtors of the Credit Parties, pursuant to notices of assignment and instruction letters, in each case, in form and substance reasonably satisfactory to the Administrative Agent, to remit all cash proceeds of Receivables, checks and other items of payment directly to, and

(b) other than with respect to cash and checks deposited in accounts described and subject to clause (b) below, cause, on each Business Day, all cash and checks received by the Credit Parties to be deposited directly to concentration depository accounts and/or lockbox accounts with East West Bank or other financial institutions which have entered into Agency Account Agreements in form and substance reasonably satisfactory to the Administrative Agent (“Concentration Accounts”), and (ii) other than with respect to funds deposited in accounts described and subject to clause (b) below, at all times ensure that all other cash, cash proceeds, checks and other items of payment (including (A) proceeds of any Collateral or any Net Cash Proceeds in connection with events or transactions described in Sections 2.05(c) through (f) and (B) all collections from account debtors in respect of Eligible Receivables) be immediately deposited directly into a Concentration Account or the Collection Account.  Other than with respect to funds deposited in accounts described and subject to clause (b) below, each depository institution with a Concentration Account subject to an Agency Account Agreement shall be required to cause all funds held in each such Concentration Account to be transferred no less frequently than once each day to, and only to a Concentration Account designated by, and in the control of, the Administrative Agent (the “Collection Account”), which proceeds therein shall be applied to the payment of the Obligations in accordance with Sections 2.07(c).  All funds deposited in accounts described and subject to clause (b) below, shall be transferred by the Borrowers no less frequently than once each day to the Collection Account.  The Administrative Agent agrees that it will not provide an “Access Termination Notice” (as defined in any Agency Account Agreement) prior to the occurrence and continuance of an Event of Default.

(b)        Other Accounts.  The Credit Parties (i) shall cause their primary deposit accounts (including their primary operating account(s)) to be maintained at East West Bank and (ii) shall cause all other deposit accounts, all securities accounts and all commodities accounts (other than Excluded Accounts) of the Credit Parties to be subject to Agency Account Agreements, unless the Administrative Agent shall have consented otherwise with respect to accounts subject to so called “zba” arrangements which shall be required to operate such that all funds held in such zba accounts shall be automatically transferred to the Borrowers’ Concentration Account at East West Bank on a daily basis.

(c)        Target Companies.  Notwithstanding any provisions of this Section 6.17 to the contrary, the Target Companies shall satisfy the requirements of this Section 6.17 within ninety (90) days following the Amendment Effective Date.

6.18      Lien Waivers.  Each Credit Party shall use commercially reasonable efforts to obtain a Lien Waiver from each (a) mortgagee or beneficiary under a mortgage or deed of trust with respect to all real property owned by such Credit Party, (b) each lessor of all leased property leased by such Credit Party and (c) each warehouseman, processor, shipper, repairman, mechanic, bailee or other similar Person in possession of any other Collateral with respect to (x) each location in Florida, Utah, Idaho, Texas, Indiana and such other states as Agent may determine, and (ii) any other distribution center, warehouse, plant, factory, or other similar location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  In the event a Credit Party is unsuccessful in obtaining such Lien Waivers, the Administrative Agent may, without limiting the generality of its discretionary rights with respect to Reserves, impose Reserves with respect to such location or with respect to any Collateral held by such Person. To the extent any Credit Party enters into a lease following the Amendment Effective Date for a location that is a chief executive office, distribution center, warehouse, shipping center, plant, factory or similar location, such Credit Party shall, prior to the entry into such lease, commercially reasonable efforts to obtain a Lien Waiver from each lessor of leased property with respect thereto.

6.19      Cycle Counts.  The Credit Parties shall maintain policies for cycle counts of their Inventory subject to frequency, scope and procedures reasonably acceptable to the Administrative Agent.

6.20      Internal Controls.  The Credit Parties shall maintain and ensure compliance with policies reasonably acceptable to the Administrative Agent requiring the approval of multiple members from among the Senior Management and/or Financial Officers for the payment of expenses or issuance of disbursements in excess of $50,000 (for the avoidance of doubt, policies excepting ordinary course inventory purchases and recurring ordinary course payments for rent, payroll (and other employee wage and benefit payments), insurance and taxes shall be acceptable to the Administrative Agent).

6.21      Expiration Reporting.  The Credit Parties shall maintain the system implemented by the Credit Parties to track expiration dates and “best if used by” dates for their manufactured products in substantially the manner maintained as of the Amendment Effective Date and shall not materially modify such system without the prior written consent of the Administrative Agent.

6.22      Unrestricted Subsidiaries.  The Borrowers may at any time on or after the Amendment Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrowers shall be in pro forma compliance with the covenants set forth in Section 7.13 (it being understood that if no Fiscal Quarter cited in Section 7.13 has ended, the covenant in Section 7.13 for the first Fiscal Quarter cited in Section 7.13 shall be satisfied as of the last four quarters ended on or prior to such designation) and the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness for borrowed money permitted under Section 7.02 with an aggregate outstanding principal amount in excess of $5,000,000, any Junior Indebtedness or Indebtedness incurred pursuant to Section 7.02(c).  The designation of any Subsidiary as an Unrestricted Subsidiary after the Amendment Effective Date shall constitute an Investment by PETIQ therein at the date of designation in an amount equal to the fair market value of the PETIQ’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and (ii) a return on any Investment by PETIQ in such Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of PETIQ’s Investment in such Subsidiary.  Notwithstanding the foregoing, neither PETIQ nor any direct or indirect parent of PETIQ that is a Subsidiary shall be permitted to be an Unrestricted Subsidiary.

6.23      Fiscal Year.  Each Credit Party and its Restricted Subsidiaries will maintain (i) accounting policies or reporting practices in accordance with GAAP and (ii) their Fiscal Year ending December 31.

ARTICLE VII
NEGATIVE COVENANTS

Each Credit Party signatory hereto covenants and agrees for itself and on behalf of its Restricted Subsidiaries that, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any Secured Cash Management Obligation or Secured Hedge Obligation) remains outstanding:

7.01      Investments.  None of the Credit Parties nor any of its Subsidiaries will make any Investment in any Person, except for Investments which consist of:

(a)        Investments comprised of notes payable, or stock or other securities issued by account debtors to such Credit Parties or its Restricted Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business;

(b)        Capital Stock (i) issued and outstanding on the Amendment Effective Date in its Subsidiaries in existence on the Amendment Effective Date and (ii) issued following the Amendment Effective Date by a Credit Party to another Credit Party;

(c)        Investments consisting of (i) intercompany loans by and among the Credit Parties so long as the Administrative Agent has a perfected Lien in such intercompany loans and, if an Intercompany Note is issue to evidence such intercompany loans, the Administrative Agent or the Term Loan Representative has received such Intercompany Note evidencing such intercompany loans, together with transfer powers executed in blank in connection therewith, (ii) intercompany loans made by any Restricted Subsidiary to any Credit Party on terms and conditions acceptable to the Administrative Agent, including the Administrative Agent’s receipt of a Subordination Agreement, and (iii) intercompany loans by a Credit Party to any Restricted Subsidiary that is not a Credit Party not to exceed $250,000 in the aggregate outstanding at any time;

(d)        Investments by a Restricted Subsidiary that is not a Credit Party in another Subsidiary that is also not a Credit Party;

(e)        Investments consisting of any Credit Party or any Restricted Subsidiary Guaranteeing (i) the Obligations of the Credit Parties and (ii) other Indebtedness if such Credit Party or such Restricted Subsidiary would be permitted to directly incur such Indebtedness under Section 7.02 (other than Section 7.02(f));

(f)        Investments in cash or Cash Equivalents;

(g)        Investments consisting of loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $50,000 per employee at any one time outstanding and $500,000 in the aggregate at any one time outstanding;

(h)        Permitted Acquisitions;

(i)         Investments existing as of the Amendment Effective Date and set forth on Schedule 7.01;

(j)         so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom, Investments in an amount not to exceed the Available Amount as of the date of such Investment.

7.02      Restrictions on Indebtedness.  None of the Credit Parties nor any of its Subsidiaries will incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)        Indebtedness secured by purchase money security interests and Capitalized Leases permitted by Section 7.03(a)(viii) and any Permitted Refinancing thereof; provided, that the aggregate amount of such Indebtedness described in this subclause (a) shall not exceed $8,000,000 plus any additional amounts permitted to be incurred pursuant to the definition of Permitted Refinancing;

(b)        Indebtedness of the Credit Parties consisting of the Obligations under the Loan Documents;

(c)        Indebtedness of the Credit Parties under the Term Credit Agreement and any Permitted Refinancing thereof; provided, that the aggregate amount of such Indebtedness described in this subclause (c) shall not exceed $110,000,000 plus any additional amounts permitted to be incurred pursuant to the definition of Permitted Refinancing;

(d)        Indebtedness of any Credit Party outstanding as of the Amendment Effective Date and reflected on Schedule 7.02 hereto and any Permitted Refinancing thereof;

(e)        unsecured Subordinated Debt incurred after the Amendment Effective Date on terms and conditions acceptable to the Administrative Agent in its sole discretion, provided that (i) the maturity date of such Subordinated Debt shall be at least one hundred and eighty (180) days following the Maturity Date (after taking in account any extension thereof) and (ii) the aggregate amount of such Subordinated Debt shall not exceed $10,000,000;

(f)        Indebtedness consisting of any Investment permitted by Sections 7.01(c), (d), or (e);

(g)        Guarantees by (i) any Credit Party of Indebtedness of any other Credit Party permitted by this Section 7.02 (other than Section 7.02(k)), (ii) any Restricted Subsidiary that is not a Credit Party of any Indebtedness of any Credit Party permitted by this Section 7.02 (other than Section 7.02(k)) and (iii) any Restricted Subsidiary that is not a Credit Party of any Indebtedness of any other Restricted Subsidiary that is also not a Credit Party permitted by this Section 7.02;

(h)        Indebtedness consisting of contingent liabilities under surety bonds and similar instruments incurred in the ordinary course of business; and

(i)         Indebtedness in respect of netting services, automatic clearing house arrangements, treasury management services and similar arrangements in the ordinary course of business in each case in connection with deposit and securities account;

(j)         Indebtedness of the Mark and Chappell Entities constituting earn-out obligations under the Share Purchase Agreement dated June 21, 2013, by and among M&C USA, LLC and the Sellers (as defined therein), as in effect as of the date hereof;

(k)        (i) unsecured Indebtedness under the 2018 Contingent Promissory Note in an aggregate principal amount not to exceed $10,000,000, (ii) unsecured Indebtedness under the 2019 Contingent Promissory Note in an aggregate principal amount not to exceed $10,000,000, (iii) unsecured Indebtedness under the Guaranty Promissory Note in an aggregate principal amount not to exceed $10,000,000 and (iv) Guarantees of the Seller Notes pursuant to the Seller Note Guaranty;

(l)         (i) Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt and Permitted Unsecured Refinancing Debt and (ii) any Permitted Refinancing thereof;

(m)       Indebtedness of the Credit Parties and their Restricted Subsidiaries consisting of Cash Management Obligations and Unsecured Cash Management Obligations;

(n)        Indebtedness of the Credit Parties and their Restricted Subsidiaries consisting of Hedge Obligations incurred in the ordinary course of business and on a non-speculative basis; and

(o)        other Indebtedness not to exceed $5,000,000 in the aggregate outstanding at any time.

7.03      Restrictions on Liens.

(a)        Permitted Liens.  None of the Credit Parties nor any Restricted Subsidiary of any Credit Party will create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom other than:

i.          to the extent constituting a Lien, non-exclusive licenses of Intellectual Property (other than to the extent such licenses would restrict the ability of the Credit Party, a Restricted Subsidiary or the Administrative Agent to sell or license the subject Intellectual Property or impair the security interests granted to the Administrative Agent) in the ordinary course of business not interfering with the business of any Credit Party or its Restricted Subsidiaries;

ii.         leases or subleases of real property granted to third parties in the ordinary course of business not interfering with the business of any Credit Party or its Restricted Subsidiaries, so long as any such third party shall have entered into a non-disturbance agreement in form and substance satisfactory to the Administrative Agent;

iii.        Liens of landlords, carriers, warehousemen, mechanics and materialmen and other like Liens created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

iv.        pledges or deposits made in connection with worker’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits, and good faith deposits in connection with tenders, contracts, bids, statutory obligations or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds, letters of credit and other similar obligations or arising as a result of progress payments under government contracts or contracts with public utilities, in each case, in the ordinary course of business;

v.         minor defects, irregularities, encumbrances, easements, rights of way, and clouds on title as normally exist with respect to similar properties which do not materially interfere with the present or proposed use of the Credit Party’s or its Restricted Subsidiaries’ real property;

vi.        Liens in favor of the Administrative Agent and the other Secured Parties securing the Obligations;

vii.       Liens in existence on the Amendment Effective Date and listed on Schedule 7.03;  provided that (i) the Lien does not extend to any additional property and (ii) to the extent such amount secured constitutes Indebtedness, such Indebtedness is permitted by Section 7.02(d);

viii.      Liens created after the date hereof by conditional sale or other title retention agreements (including Capitalized Leases and pursuant to sale-leaseback transactions permitted by this Agreement) or in connection with purchase money Indebtedness with respect to equipment and fixed assets acquired by any Credit Party or its Restricted Subsidiaries, involving the incurrence of an aggregate amount of purchase money Indebtedness and obligations with respect to conditional sale or title retention agreements of not more than $8,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within one hundred twenty (120) days following such purchase and does not exceed 100% of the purchase price of the subject assets);

ix.        Liens securing judgments for the payment of money not constituting an Event of Default so long as the enforcement of such Lien has been effectively stayed and so long as such Lien is junior to the Lien in favor of the Administrative Agent granted under the Security Documents;

x.         Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry to secure usual and customary fees, returned items and other like exposure with respect to such account relating to deposit or securities accounts maintained by the Borrowers or any of their Restricted Subsidiaries with such banking institution; and

xi.        Liens securing Indebtedness permitted pursuant to Section 7.01(c);  provided, that (A) in the case of Liens on Collateral (other than Term Loan Priority Liens), such Liens shall be junior in priority to the Liens that secure the Obligations and (B) in the case of any Term Loan Priority Liens, such Liens may be senior in priority to the Liens securing the Obligations and the Obligations shall be secured by Liens on the applicable Term Loan Priority Collateral that are pari passu with or junior to such Term Loan Priority Liens and

xii.       other Liens not permitted above securing Indebtedness or other obligations not to exceed $2,000,000 in the aggregate at any time outstanding.

(b)        Restrictions on Negative Pledges and Upstream Limitations.  No Credit Party shall nor shall any Restricted Subsidiary (x) enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits any Credit Party or any Restricted Subsidiary from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired, or from making Guarantees of the Obligations, or (y) enter into any agreement, contract or arrangement restricting the ability of any Restricted Subsidiary of any Credit Party to pay or make dividends or distributions in cash or kind to any Credit Party or any Restricted Subsidiary, to make loans, advances or other payments of whatsoever nature to any Credit Party or Restricted Subsidiary, or to make transfers or distributions of all or any part of its assets to any Credit Party or Restricted Subsidiary, in each case other than:

i.          this Agreement and the other Loan Documents,

ii.         the Term Loan Credit Agreement and the other Term Loan Documents,

iii.        with respect to clause (x), the Seller Notes and the deed of trust listed on Schedule 7.03 with respect to the Credit Parties’ new headquarters location,

iv.        customary anti-assignment provisions contained in leases, licensing agreement and other agreements restricting the assignment thereof entered into by any Credit Party or any Restricted Subsidiary in the ordinary course of its business, but only if such anti-assignment provisions do not impair the perfection or enforceability of the security interests granted to the Administrative Agent.

7.04      Restricted Payments; Prepayments.

(a)        Restricted Payments.  No Credit Party nor any Restricted Subsidiary shall make any Restricted Payment, except (i) Restricted Payments to a Credit Party; (ii) Restricted Payments solely in shares of common stock or warrants to purchase common stock so long as no Change of Control would result therefrom, (iii) Restricted Payments in the form of splits of Capital Stock or reclassifications of Capital stock into additional shares of common stock, (iv) repurchases of Capital Stock in any Credit Party or any Subsidiary deemed to occur upon “cashless” exercise of stock options or warrants, (v) any Permitted Tax Distributions by Parent (and any distribution to Parent by any other Credit Party to allow Parent to make Permitted Tax Distributions), (vi) so long as no Event of Default shall have occurred or be continuing or would result therefrom, payments by Borrowers to Parent to enable Parent to purchase, redeem, retire or otherwise acquire shares of its Capital Stock (or options or rights to acquire its Capital Stock) held by current or former officers, directors or employees of any Credit Party, in an aggregate cash amount not exceeding $500,000 during any Fiscal Year for all such purchases, redemptions, retirements and acquisitions during any Fiscal Year, (vii) Restricted Payments paid with the Net Issuance Proceeds Not Otherwise Applied of the issuance of Qualified Capital Stock by Parent (or any direct or indirect parent of Parent to the extent the cash proceeds of such equity issuance by such parent of Parent are contributed to Parent) in an amount not to exceed the net cash proceeds received by Parent, and (viii) so long as (A) no Default or Event of Default shall have occurred or be continuing or would result therefrom and (B) the pro forma First Lien Net Leverage Ratio before and after giving effect to such Restricted Payments is no greater than 2.80 to 1.00, Restricted Payments in an amount not to exceed the Available Amount on the date of such Restricted Payment.

(b)        Junior Indebtedness Payments.  No Credit Party nor any Restricted Subsidiary shall pay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Junior Indebtedness other than

i.          with respect to any Subordinated Debt incurred after the Amendment Effective Date, those payments expressly permitted to be made under the Subordination Agreement applicable thereto,

ii.         so long as no Default or Event of Default exists and is continuing before and after giving effect thereto, (A) with respect to the 2018 Contingent Note,

interest payments in accordance with Section 7(b)(iii) of the 2018 Contingent Note as of the Amendment Effective Date, (B) with respect to the 2019 Contingent Note, interest payments in accordance with Section 7(b)(iii) of the 2019 Contingent Note as of the Amendment Effective Date and (C) with respect to the Guaranty Promissory Note, interest payments in accordance with Section 7 of the Guaranty Promissory Note as of the Amendment Effective Date, in each case, in an amount not to exceed the amount set forth in the applicable Seller Note as of the Amendment Effective Date and to be paid on a date no earlier than those dates set forth in the applicable Seller Note,

iii.        with respect to the Seller Notes, payments with respect to Indebtedness thereunder that are “payment-in-kind” and capitalized, compounded and added to the unpaid principal amount of the applicable Seller Note,

iv.        any payments in respect of earn-out obligations of the type described in Section 7.02(j) so long as each of the following conditions is satisfied: (A) such proposed earn-out payments do not exceed two million five-hundred thousand Euros (€2,500,000) in the aggregate, (B) no Event of Default has occurred and is continuing or would result therefrom (C) the Indebtedness creating the payment obligation is non-recourse to any Credit Party and (D) the Borrower Representative shall have delivered a certificate to the Administrative Agent, prior to any such proposed earn-out payment, certifying the Borrowers shall be in compliance with Sections 7.13, determined on a pro forma basis after giving effect to such proposed earn-out payment,

v.         so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom, prepayments of Junior Indebtedness in an aggregate amount not exceed the Available Amount on the date of such prepayment.

7.05      Merger, Consolidation and Disposition of Assets.

(a)        Mergers and Acquisitions.  None of the Credit Parties nor any Restricted Subsidiary will become a party to any merger, dissolution, liquidation or consolidation, except for, so long as no Default or Event of Default is continuing or would result therefrom:

i.          Permitted Acquisitions;

ii.         the merger or consolidation of (A) one or more of Credit Parties or their Restricted Subsidiaries (other than Parent, PETIQ or any direct or indirect parent of PETIQ) with and into (B) another Credit Party (other than Parent or any direct or indirect parent of PETIQ) where such Credit Party is the surviving entity (for the avoidance of doubt, such merger or consolidation involves PETIQ, PETIQ shall be the surviving entity); and

iii.        the merger or consolidation of any Restricted Subsidiary that is not a Credit Party with any other Restricted Subsidiary that is not a Credit Party.

(b)        Disposition of Assets.  No Credit Party nor any Restricted Subsidiary shall dissolve, liquidate or sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including any Capital Stock of any of its Subsidiary (whether in a public or a private offering or otherwise), any of its Receivables or any of its other Investments, other than:

i.          the sale of Inventory in the ordinary course of business;

ii.         dispositions of assets among Credit Parties (other than Capital Stock of Subsidiaries);

iii.        dispositions of obsolete or worn out equipment or fixtures no longer useful in the business, whether now owned or hereafter acquired, in the ordinary course of business;

iv.        termination of a lease of real or personal property that is not necessary for the ordinary course of business, does not relate to a location containing Borrowing Base assets, could not reasonably be expected to have a Material Adverse Effect and does not result from a Credit Party’s default;

v.         so long as no Default or Event of Default is continuing or would result therefrom, sales of equipment now owned or hereafter acquired by any Credit Party or a Restricted Subsidiary, the fair market value or book value of which shall not exceed $500,000 in the aggregate;

vi.        non-exclusive licenses of Intellectual Property in the ordinary course of business (other than to the extent such licenses would restrict the ability of the Credit Party, a Restricted Subsidiary or the Administrative Agent to sell or license the subject Intellectual Property or impair the security interests granted to the Administrative Agent);

vii.       any sale, transfer or other disposition of all Capital Stock of the Mark and Chappell Entities, or all or substantially all of the assets of the Mark and Chappell Entities; provided, that prior to and after giving effect to any such transaction, no Default or Event of Default shall have occurred and be continuing; and

viii.      so long as no Default or Event of Default is continuing or would result therefrom, sales of other assets of any Credit Party or their Restricted Subsidiaries.

7.06      Capital Expenditures.  No Credit Party nor any Restricted Subsidiary will make, or permit Parent, the Borrowers or any of their Restricted Subsidiaries to make any Capital

Expenditures other than that would not cause the aggregate amount of all such Capital Expenditures made by Parent, the Borrowers and their Restricted Subsidiaries to exceed

(a)        so long as the First Lien Net Leverage Ratio is less than 3.00 to 1.00 before and after giving effect to such Capital Expenditure, an unlimited amount, or

(b)        to the extent that clause (a) is not applicable, $10,000,000 per Fiscal Year.

7.07     [Reserved].

7.08     Transactions with Affiliates.  No Credit Party nor any Subsidiary will engage in any transaction with any Affiliate or its or any of its Affiliate’s employees, officers or directors, whether or not in the ordinary course of business, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, on terms less favorable to such Credit Party or Restricted Subsidiary or Affiliate than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided, that the sum of all such transactions described in this Section 7.08 excluding Existing Affiliate Transactions shall not exceed $1,000,000 and, provided further, that the foregoing restriction shall not apply to (i) transactions solely among the Credit Parties otherwise permitted hereunder, (ii) transactions solely among Restricted Subsidiaries that are not Credit Parties otherwise permitted hereunder and (iii) the issuance by Parent of any Qualified Capital Stock to any Affiliate so long as no Change of Control shall result therefrom.  All such affiliate transactions described in this Section 7.08 and having occurred on or before the Amendment Effective Date are listed on Schedule 7.08 (such affiliate transactions, “Existing Affiliate Transactions”).

7.09     [Reserved].

7.10     Change in Terms of Governing Documents; Material Agreements.  No Credit Party nor any Restricted Subsidiary shall change or amend, modify, supplement or waive the terms of (a) any of its Governing Documents, except amendments, modifications, supplements or waivers that do not adversely affect the rights or interests of the Administrative Agent or the Lenders or (b) any Junior Indebtedness if after giving effect to such amendment, modification, supplement or waiver, the obligors with respect to such Junior Indebtedness would not have been permitted to incur, guarantee or secure such Junior Indebtedness, pursuant to the terms hereof if such Junior Indebtedness, as amended, modified, supplemented or waived, was incurred, guaranteed or secured as a Permitted Refinancing in respect of such Junior Indebtedness.

7.11     [Reserved].

7.12     [Reserved].

7.13     Fixed Charge Coverage Ratio.   The Credit Parties shall not permit the Consolidated Fixed Charge Coverage Ratio, determined as of the last day of any Fiscal Quarter, to be less than 1.10 to 1.00.

7.14     [Reserved].

7.15      Maximum First Lien Net Leverage Ratio.   The Credit Parties shall not permit the First Lien Net Leverage Ratio, determined as of the end of the applicable Fiscal Quarter, to be less than the ratio set forth below:

Fiscal Quarter Ending	First Lien Net Leverage Ratio
March 31, 2018	4:00 to 1.00
June 30, 2018	4:00 to 1.00
September 30, 2018	4:00 to 1.00
December 31, 2018	4:00 to 1.00
March 31, 2019	3.75 to 1.00
June 30, 2019	3.75 to 1.00
September 30, 2019	3.50 to 1.00
December 31, 2019	3.50 to 1.00
March 31, 2020	3.25 to 1.00
June 30, 2020	3.25 to 1.00
September 30, 2020	3.00 to 1.00
December 31, 2020	3.00 to 1.00
March 31, 2021	3.00 to 1.00
June 30, 2021	3.00 to 1.00
September 30, 2021	3.00 to 1.00
December 31, 2021	3.00 to 1.00
March 31, 2022	3.00 to 1.00
June 30, 2022	3.00 to 1.00
September 30, 2022	3.00 to 1.00
December 31, 2022 and each Fiscal Quarter ending thereafter	3.00 to 1.00

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01      Events of Default.  Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)        Non-Payment.  Any Credit Party shall fail to pay (i) any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or (ii) any interest on the Loans, the fees or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days (or with respect to the fees and other sums, five (5) Business Days) after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)        Specific Covenants.  Any Credit Party shall fail to comply with any of its covenants contained in Section 6.05(a),  Section 6.06(a) (with respect to Parent, the Borrowers or any direct or indirect Parent of PETIQ) or Article 7;

(c)        Other Defaults.  Any Credit Party shall fail (or, to the extent applicable, fail to cause its Restricted Subsidiaries) to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 8.01) and such failure continues for thirty (30) days;

(d)        Representations and Warranties.

i.          Generally.  Any representation or warranty of any Credit Party in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect (but without any duplication of any materiality qualifications) upon the date when made or deemed to have been made or repeated;

ii.         Borrowing Base Certificates.  Without limiting the generality of the foregoing contained in clause (i) above, any information contained in any Borrowing Base Certificate is untrue, incorrect or misleading (other than (i) inadvertent errors not exceeding $100,000 in the aggregate so long as the Administrative Agent receives a corrected Borrowing Base Certificate no later than two (2) Business Days after the receipt of such Borrowing Base Certificates containing such errors, or (ii) errors understating the Borrowing Base);

(e)        Inability to Pay Debt; Insolvency Proceedings; Etc.  Any Credit Party or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make an assignment for the benefit of creditors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Credit Party or such Restricted Subsidiary or of any substantial part of the assets of any Credit Party or such Restricted Subsidiary or shall commence any case or other proceeding relating to any Credit Party or such Restricted Subsidiary under any Debtor Relief Law, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application (including a bankruptcy application) shall be filed or any such case or other proceeding shall be commenced against any Credit Party or such Restricted Subsidiary and such Credit Party or such Restricted Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed or stayed within sixty (60) days following the filing thereof; a decree or order (including a bankruptcy order) is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) bankrupt or insolvent, or approving a petition or a bankruptcy application in any such case or other proceeding, or a decree or order (including a bankruptcy order) for relief is entered in respect of any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(f)        Judgments.  There shall remain in force for more than thirty (30) days, whether or not consecutive, any final judgment against any Credit Party or a Restricted Subsidiary (considered collectively) that exceeds in the aggregate $1,000,000 which is not covered by insurance policies as to which coverage has been accepted unless such judgment has been discharged, satisfied, bonded or stayed pending appeal;

(g)        ERISA Event.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Credit Parties or any Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000;

(h)        Indebtedness.  Any Credit Party or any Restricted Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness in excess of $1,000,000, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in excess of $1,000,000 for such period of time as would permit (assuming the lapse of time and/or giving of appropriate notice if required and assuming such breach has not been cured within the applicable grace period thereunder) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(i)         Invalidity of Loan Documents; Etc.  If any of the Loan Documents shall be cancelled, terminated, revoked, rescinded or otherwise ceases to be in full force and effect other than in accordance with their terms; or the Administrative Agent’s security interests, mortgages or Liens in the Collateral shall cease to be valid and perfected, or shall cease to have the priority contemplated by the Security Documents, other than in accordance with the terms thereof or with the express prior written agreement of the Lenders; or any action at law, suit or in equity or other legal proceeding to cancel, revoke, rescind or declare void any of the Loan Documents shall be commenced by or on behalf of any Credit Party, any Restricted Subsidiary or any of their respective equity holders; or any court or any other Governmental Authority shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or any Credit Party shall otherwise contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall otherwise contest the validity or perfection of any Lien on any Collateral (other than, solely with respect to perfection, as provided in the Security Agreement) purported to be covered by the Security Agreement;

(j)         Change of Control.  A Change of Control shall occur; or

(k)        Licenses, Permits, Etc.  There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit (including, without limitation, any Pharmaceutical License) now held or hereafter acquired by any Credit Party if such loss, suspension, revocation or failure to renew could have a Material Adverse Effect.

8.02      Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent may, or at the request of the Required Lenders, shall take any or all of the following actions:

(a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, (whereupon the Early Revolving Credit Facility Termination Fee shall be due and payable) without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c)        require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)        exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents, applicable law or equity;

provided,  however, that upon the occurrence of an Event of Default under Section 8.01(e), the obligation of each Lender to make Loans and any obligations of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable (including the Early Revolving Credit Facility Termination Fee), in each case without further act of the Administrative Agent or any Lender.  No termination of the commitments hereunder shall relieve any Credit Party of any of the Obligations.

8.03      Application of Funds.  In the event that, following the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, the Administrative Agent may apply (and shall apply at (a) the request of the Required Lenders or (b) following the exercise of remedies pursuant to Section 8.02, including without limitation, pursuant to the proviso thereof) such monies as follows (and each Lender shall comply with the instructions of the Administrative Agent in the case of any such monies received by such Lender):

i.          First, to payment of outstanding Pro Rata Protective Advances and Out-of-Formula Advances ratably among the holders thereof in proportion to the respective amounts described in this clause First and if the Revolving Credit Lenders have declined to participate in Protective Advances pursuant to Section 2.17(a), to payment of outstanding Protective Advances not to exceed 10% of the Borrowing Base as of the date of the making of such Protective Advances funded by the Administrative Agent;

ii.         Second, to payment of that portion of the Obligations owing to the Administrative Agent constituting (a) indemnities and expenses due and payable under this Agreement and the other Loan Documents (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent), and (b) the fees due and payable under the Fee Letter;

iii.        Third, to the payment of that portion of the Obligations constituting (i) indemnities and expenses (including reasonable and documented fees, charges and disbursements of counsel to the Lenders and amounts payable under Article III) due and payable to the Lenders under this Agreement and the other Loan Documents, (ii) accrued and unpaid interest and fees (including Unused Facility Fees, Early Revolving Credit Facility Termination Fees and Letter of Credit Fees) due and payable to the Lenders, (iii) unpaid principal of the Revolving Credit Loans, the L/C Borrowings and the Swingline Loans, ratably among the holders thereof, (iv) Secured Cash Management Obligations then owing under Secured Cash Management Agreements, and (v) Secured Hedge Obligations then owing under Secured Hedge Agreements;

iv.        Fourth, if the Revolving Credit Lenders have declined to participate in Protective Advances pursuant to Section 2.17, to payment of outstanding Protective Advances funded by the Administrative Agent remaining outstanding after the application of clause First above;

v.         Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.21;

vi.        Sixth, the payment in full of all other Obligations due and payable ratably among the holders thereof; and

vii.       Seventh, the balance, if any, after all of the Obligations have been indefeasible paid in full, to the Borrowers or as otherwise required by Law.

All payments applied to the Loans pursuant to this Section 8.03 shall be applied to the Loans owing to the Lenders in accordance with their respective Applicable Percentages.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01      Appointment and Authority.

(a)        Each of the Lenders hereby irrevocably appoints East West Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)        The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Cash Management Bank or Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02      Rights as a Lender.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03      Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of their Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by a Credit Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04      Reliance by Agents.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05      Delegation of Duties.   The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06      Resignation of Agents.  The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be an Affiliate of the Lenders or other bank or financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor as provided for above in this Section.  Upon the acceptance of a successor’s appointment hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent its sub agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them prior to such resignation.

Any resignation by East West Bank as the Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer and Swingline Lender.  If East West

Bank resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If East West Bank resigns as the Swingline Lender, it shall retain all the rights, powers, privileges and duties of the Swingline Lender hereunder with respect to all Swingline Loans outstanding as of the effective date of its resignation as the Swingline Lender, including the right to require the Revolving Lenders to make Revolving Credit Loans to repay such outstanding Swingline Loans.  Upon the appointment of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to East West Bank to effectively assume the obligations of East West Bank with respect to such Letters of Credit.  Upon the appointment of a successor Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (ii) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

9.07      Non-Reliance.   Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08     [Reserved]

9.09     Administrative Agent May File Proofs of Claim.   In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the

Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10      Collateral and Guarantee Matters.  Each of the Lenders (including in its capacity as a potential Cash Management Bank or Hedge Bank) irrevocably authorizes the Administrative Agent at its option and in its discretion,

(a)        to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations ), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder (other than sales among Credit Parties), or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)        to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(a); and

(c)        to release any Guarantor from its obligations under the Security Documents and release any related Collateral if such Person ceases to be a Subsidiary as a result of a transaction permitted by Section 7.05.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantees pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral,

the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11      Disbursement and Collection Duties.   Subject to Section 8.03, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents, and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent.

9.12      Secured Cash Management Agreements and Secured Hedge Agreements.

(a)        Except as otherwise expressly set forth herein, no Cash Management Bank that obtains the benefit of the provisions of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations arising under Secured Cash Management Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations arising under Secured Cash Management Agreements in the case of the termination of this Agreement.

(b)        Except as otherwise expressly set forth herein, no Hedge Bank that obtains the benefit of the provisions of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations arising under Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations arising under Secured Hedge Agreements in the case of the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

10.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  however, that no such amendment, waiver or consent shall:

(a)        extend, increase or decrease the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that for the avoidance of doubt, mandatory prepayments pursuant to Section 2.05 may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders;

(c)        reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided,  however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or any fees due hereunder at the Default Rate;

(d)        i. change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or the order of the application of payments thereunder, in each case, without the written consent of each Lender or (ii) change Section 2.05 in a manner that would alter the pro rata sharing of Revolving Credit Commitments reductions required thereby without the written consent of each Lender affected thereby;

(e)        change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f)        (i) release all or substantially all of the Collateral in any transaction or series of related transactions, (ii) release all or substantially all of the Guarantors party to the Guarantees, (iii) subordinate the Obligations hereunder to any other Indebtedness,

(iii) except as provided by operation of applicable law, subordinate the Liens on all or substantially all of the Collateral granted in favor of the Administrative Agent for itself and the other Secured Parties under the Security Documents to any other Lien, in each case, without the written consent of each Lender; or

(g)        (i) increase the advance rates set forth in or otherwise amend the definition of “Borrowing Base” without the written consent of each Lender, (ii) make less restrictive the eligibility criteria contained in the definitions of “Eligible Receivables,”, “Eligible Inventory,” “Eligible On-Hand Finished Goods Inventory,” “Eligible In-Transit Finished Goods Inventory” or “Eligible Raw Materials Inventory” without the written consent of each Lender or (iii) amend Section 2.17 without the consent of each Lender, in each case, in a manner which would result in a greater amount of credit being made available to the Borrowers (it being understood and agreed that, subject to Section 10.18, the foregoing shall not limit, restrict or impair the rights of the Administrative Agent to impose or establish any and all Reserves, and thereafter to reduce or eliminate such Reserves or to determine the eligibility of Collateral for inclusion in the calculation of the Borrowing Base);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document, (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Lender that is a Credit Party, any Affiliate of any Credit Party or any Defaulting Lender (collectively, the “Disqualified Lenders”) shall have any right to exercise any voting, consent, elective or request right as a Lender, approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Disqualified Lenders), except that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (y) any waiver, amendment or the modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Disqualified Lender more adversely than other affected Lenders shall require the consent of such Disqualified Lender.

10.02    Notices; Effectiveness; Electronic Communication.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

i.          if to any Borrower, any other Credit Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

ii.         if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications sent delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders (including to the L/C Issuer and the Swingline Lender) hereunder may be delivered or furnished by electronic communication (including through any Electronic Medium) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender (including to the L/C Issuer and the Swingline Lender) pursuant to Article II if such Lender (including the L/C Issuer and the Swingline Lender) has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the L/C Issuer, the Swingline Lender or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it or to them hereunder by electronic communications pursuant to procedures approved by it or them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)        Reliance by Administrative Agent, L/C Issuer, Swingline Lender and Lenders. The Administrative Agent, the L/C Issuer, the Swingline Lender and the other Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Advance Requests and Letter of Credit Applications) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, the Swingline Lender, each other Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies.   No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided,  however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer) hereunder and under the other Loan Documents, (c)  the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Swingline Lender) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with

Section 10.08 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided,  further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b),  (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  The Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one firm of outside counsel for such Persons, and one local or special counsel to such Persons in any relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, which, in the case of any Lender, other than the Administrative Agent and its Affiliates, shall be limited to one firm of outside counsel for all such Lenders (including the reasonable and documented fees, charges and disbursements of counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans (including Swingline Loans) made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee which, in the case of the Lenders, other than the Administrative Agent and its Affiliates, shall be limited to one firm of outside counsel for all such Lenders), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the

Administrative Agent (and any sub-agent thereof) and each of its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan (including any Swingline Loan) or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any other Credit Party, or any Environmental Liability related in any way to the Borrowers or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Credit Party, and regardless of whether any such Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Credit Parties against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such other Credit Parties has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (and any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (and any sub-agent thereof), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share of the Aggregate Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-agent thereof), the L/C Issuer, or the Swingline Lender in its respective capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (and any sub-agent thereof), the L/C Issuer or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and the Borrowers hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any

Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)        Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer or the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.  To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or, if permitted hereunder, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer, the Swingline Lender and the other Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including, for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

i.          Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000 in the case of any assignment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided,  however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

ii.         Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned.

iii.        No consent shall be required for any assignment except to the extent required by subsection (b)(i) and (b)(v)of this Section and, in addition:

(A)       the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)       the consent of the L/C Issuer shall be required for any assignment in respect of a Revolving Credit Commitment.

iv.        The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable to the Administrative Agent; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

v.         Except as agreed by the Administrative Agent and the Required Lenders (a) prior to an Event of Default, no such assignment shall be made (I) to any Credit Party or any Affiliate or Subsidiary of any Credit Party, (II) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (II) or (III) to a natural person and (b) subject to Section 10.06(b)(vi), prior to a Specified Event of Default no such assignment shall be made to any Prohibited Assignee.  In addition, the consent of the Borrower Representative shall be required with respect to any assignment (x) prior to an Event of Default, with respect to an assignment to the Persons described in clauses (a)(II),  (a)(III), and (y) prior to a Specified Event of Default, with respect to an assignment to the Persons described in clause (b). For the avoidance of doubt, the consent of the Borrower Representative shall not be required following an Event of Default in the case of an assignment described in clause (x) of the preceding sentence or following a Specified Event of Default in the case of an assignment described in clause (y) of the preceding sentence.

vi.        Prior to any assignment to a Prohibited Assignee following a Specified Event of Default pursuant to Section 10.06(b)(v)(b), (x) the Borrowers shall have five (5) Business Days following notice to Borrowers of any proposed assignment to a Prohibited Assignee to repay all Obligations together with all accrued and unpaid interest and fees thereon (including, for the avoidance of doubt, any early termination fee due thereupon) and (y) the Sponsors shall have five (5) Business Days following notice to Borrowers of any proposed assignment to a Prohibited Assignee to purchase from the Lenders in immediately available funds the full amount (at par) of all Obligations together with all accrued and unpaid interest and fees thereon (including, for the avoidance of doubt, any early termination fee due thereupon), all in amounts as specified by the Administrative Agent and determined in good faith and subject to documentation reasonably acceptable to the Administrative Agent and without recourse or warranty.

vii.       In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 3.01,  3.04,  3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than, prior to an Event of Default, a natural Person, a Defaulting Lender, a Prohibited Assignee or any Credit Party or any Affiliate or Subsidiary of any Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including, in the case of any Revolving Credit Lender, such Lender’s participation in the L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01,  3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(e)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)        [Reserved].

(g)        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)        Special Purpose Funding Vehicles.  Notwithstanding any provision to the contrary, any Lender (a “Granting Lender”) may assign to one or more special purpose funding vehicles (each, an “SPC”) all or any portion of its funded Loans (without, in the case of Revolving Credit Loans, the corresponding Revolving Credit Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Granting Lender and such SPC, and may grant any such SPC the option, in such SPC’s sole discretion, to provide the Borrowers all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPCs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Granting Lender making such assignment shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPC). Notwithstanding such assignment, the Administrative Agent and Borrowers may deliver notices to the Granting Lender making such assignment (as agent for the SPC) and not separately to the SPC unless the Administrative Agent and Borrowers are requested in writing by the SPC (or its agent) to deliver such notices separately to it. The Borrowers shall, at the request of any such

Granting Lender, execute and deliver to such Person as such Lender may designate, a Note in the amount of such Granting Lender's original Note to evidence the Loans of such Granting Lender and related SPC.

10.07    Treatment of Certain Information; Confidentiality.   Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Credit Party relating to the Borrowers or any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Credit Party, provided that, in the case of information received from the Borrowers or any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Credit Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Notwithstanding anything to the contrary contained in this Section 10.07, each Credit Party consents to the publication by the Administrative Agent of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Medium) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.

10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  No amounts set off from any Guarantor shall be applied to any Excluded Hedge Obligations of such Guarantor.

10.09    Interest Rate Limitation.   Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13    Replacement of Lenders.  If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then (x) the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent and (y) the Administrative Agent may upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)        the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if such Lender is a Revolving Credit Lender, its L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)        in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)        such assignment does not conflict with applicable Laws; and

(e)        in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the Administrative Agent shall have consented to such assignment and the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)).

(b)        SUBMISSION TO JURISDICTION.  EACH PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER  MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE OTHER CREDIT PARTIES SIGNATORY HERETO OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        WAIVER OF VENUE.  EACH PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FIRST SENTENCE OF SUBSECTION (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined), the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties and their Subsidiaries, which information includes the name and address of the Credit Parties and their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties and their Subsidiaries in accordance with the Act.  The Credit Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” or anti-money laundering rules and regulations, including the Act.

10.16    ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.  IN THE EVENT OF ANY EXPRESS CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN, IT BEING UNDERSTOOD THAT PROVISIONS OF OTHER LOAN DOCUMENTS THAT SUPPLEMENT TERMS OF THIS AGREEMENT SHALL NOT BE DEEMED TO BE INCONSISTENT BECAUSE OF THEIR NATURE AS SUPPLEMENTARY PROVISIONS.

10.17    Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

10.18   [Reserved].

10.19    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Credit Parties and their Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Credit Parties or any of their Affiliates.  To the fullest extent permitted by law, the Credit Parties hereby waive and release any claims that they may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[The Remainder of this Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Borrowers:

PETIQ, LLC,
an Idaho limited liability company

/s/ McCord Christensen
Name: McCord Christensen
Title: Chief Executive Officer

TRUE SCIENCE HOLDINGS, LLC,
a Florida limited liability company

/s/ McCord Christensen
Name: McCord Christensen
Title: Chief Executive Officer

TRURX LLC,
an Idaho limited liability company

/s/ McCord Christensen
Name: McCord Christensen
Title: Chief Executive Officer

TRU PRODIGY, LLC,
a Texas limited liability company

/s/ McCord Christensen
Name: McCord Christensen
Title: Chief Executive Officer

Amended and Restated Credit Agreement

COMMUNITY VETERINARY CLINICS LLC,
a Delaware limited liability company

/s/ Will Santana
Name: Will Santana
Title: Chief Executive Officer and President

PET SERVICES OPERATING, LLC,
a Delaware limited liability company

/s/ Will Santana
Name: Will Santana
Title: Chief Executive Officer and President

PAWPLUS MANAGEMENT, LLC,
a Delaware limited liability company

/s/ Will Santana
Name: Will Santana
Title: Chief Executive Officer and President

VIP PETCARE, LLC,
a Delaware limited liability company

/s/ Will Santana
Name: Will Santana
Title: Chief Executive Officer and President

COMMUNITY CLINICS, INC.,
a California corporation

/s/ Will Santana
Name: Will Santana
Title: Chief Executive Officer and President

Amended and Restated Credit Agreement

The Administrative Agent:

EAST WEST BANK,
as Administrative Agent

/s/ David Lehner
Name: David Lehner
Title: Senior Vice President

Amended and Restated Credit Agreement

The L/C Issuer:

EAST WEST BANK,
as L/C Issuer

/s/ David Lehner
Name: David Lehner
Title: Senior Vice President

Amended and Restated Credit Agreement

The Swingline Lender:

EAST WEST BANK,
as Swingline Lender

/s/ David Lehner
Name: David Lehner
Title: Senior Vice President

Amended and Restated Credit Agreement

The Lenders:

EAST WEST BANK
as a Revolving Lender

/s/ David Lehner
Name:David Lehner
Title:Senior Vice President

Amended and Restated Credit Agreement